                                                       Exhibit 10.4
                                                       (superseded by Contract
                                                       dated 3/96)


[MCI LOGO]

MCI TELECOMMUNICATIONS
CORPORATION
205 North Michigan Avenue
Suite 3200
Chicago, Illinois 60601
312 856 2121

August 2, 1995

VIA FEDERAL EXPRESS

Mr. Steven Lampert
Chief Executive Officer
Long Distance Direct, Inc.
1 Blue Hill Plaza
Pearl River, New York  10965

Dear Mr. Lampert:

Enclosed please find two (2) originals each of the Carrier Agreements for Long Distance Direct, Inc. Please have all originals signed and return them to me for MCI signature.

If you have any questions, please call me directly at 312/616-3066.

Sincerely,

/s/ Kelleye Martin Chube
Kelleye Martin Chube


KMC/tmm
Enclosure

cc: Art Fox (MCI)

                              MCI CARRIER SERVICES

                             MCI CARRIER AGREEMENT

                           LONG DISTANCE DIRECT, INC.

                                                                     ORIGINAL

                               CARRIER AGREEMENT

                              TERMS AND CONDITIONS

         This Carrier Agreement (the "Agreement") is between MCI
TELECOMMUNICATIONS CORPORATION ("MCI") and LONG DISTANCE DIRECT, INC. ("Customer"), a resale common carrier subject to the Communications Act of 1934.

1.       Scope of Agreement.

         (a) MCI shall provide to Customer certain specified domestic interstate service(s), international services, and intrastate common carriage service(s). For domestic interstate and international services, this Agreement incorporates by reference the terms of MCI Tariff FCC No. 1 ("Tariff"), which is on file with the Federal Communications Commission and which may be modified from time to time by MCI in accordance with law and thereby affect the service(s) furnished Customer, except that the following terms and conditions shall supplement or, to the extent inconsistent, supersede Tariff terms and conditions and shall remain in effect throughout the Service Term. For intrastate services, this Agreement incorporates by reference each applicable state tariff filed by MCI, which may be modified by MCI from time to time, and thereby affect the service(s) furnished Customer. This Agreement is entered pursuant to Section 211(a) of the Communications Act of 1934.

         (b) Capitalized terms not otherwise defined in this Agreement shall have the meanings assigned to them in the Tariff.

2.      Monthly Commitment.

         (a) During each of the first six (6) months of the Agreement Customer shall have no minimum usage requirements.

         (b) Commencing on the seventh full monthly billing period under this Agreement, during each of the next two (2) monthly billing periods, Customer's Monthly Usage shall equal or exceed Twenty-Five Thousand Dollars ($25,000).

         (c) For purposes of this Agreement Paragraphs 2(a) and 2(b) combined shall comprise the "Ramp Period" (as more fully described in Paragraph 14 below).

         (d) During each of the next consecutive monthly billing periods following the Ramp Period, Customer's Monthly Usage shall equal or exceed the applicable commitment amounts identified below:


                 Months                           Monthly Commitment
                 ------                           ------------------

                 9-10                                   $100,000
                 11-12                                  $250,000
                 13-14                                  $400,000


                                MCI CONFIDENTIAL

         (e) Commencing with the fifteenth full monthly billing period, Customer's "Monthly Usage" shall equal or exceed Five Hundred Thousand Dollars ($500,000) ("Monthly Commitment") during each monthly billing period of the Service Term (as more fully described in Paragraph 14 below).

         (f) In the event Customer's Carrier Identification Code ("CIC") is not 80% percent loaded upon the completion of the Ramp period, MCI and Customer shall promptly meet to discuss the extension of the Ramp period.

         Monthly Usage shall mean Customer's domestic interstate usage of: MCI Carrier Network Service at the rates identified in Paragraph 4 below, MCI Carrier Operator Service, MCI Directory Assistance, MCI Debit Card Units, MCI Card Service, networkMCI Conferencing, after application of discounts earned hereunder, but not including any applicable taxes (and gross receipts taxes) and tax-related surcharges on MCI Services. Monthly Usage also includes usage of: (i) International Service (including MCI Service terminating in Canada and Mexico) at the rates set forth below but before any of the discounts earned under this Agreement, and International 800 DAL Service at standard tariffed rates less discounts earned under this Agreement (hereinafter "International Services"), but not including any applicable taxes (and gross receipts taxes) and tax-related surcharges on MCI International Services; and
         (ii) intrastate MCI Services at standard tariffed rates after application of any applicable tariffed discounts (hereinafter "Intrastate Services") but not including any applicable taxes (and gross receipts taxes) and tax-related surcharges on MCI Intrastate Services.

         (g) (1) During the seventh and eighth months of the Ramp period, if Customer's Monthly Usage is less than Twenty Five Thousand Dollars ($25,000), for that month Customer will pay an underutilization charge (which Customer agrees is reasonable) equal to the difference between Twenty Five Thousand Dollars ($25,000) and the amount of MCI services purchased in that month.

                  (2) After the eighth month of the Ramp Period, if Customer's Monthly Usage is less than the applicable Monthly Commitments identified above in months 9-10, 11-12 or 13-14, for that month Customer will pay an underutilization charge (which Customer agrees is reasonable) equal to the difference between the applicable Monthly Commitment and the amount of MCI services purchased in that month.

         (h) Commencing on the fifteenth monthly billing period, if Customer's Monthly Usage is less than the Monthly Commitment identified above, for that month(s) Customer will pay the Customer's actual combined monthly recurring and usage charges for MCI services at standard MCI tariffed rates, and an underutilization charge (which Customer agrees is reasonable)


                                MCI CONFIDENTIAL
                                       2
         equal to fifteen percent (15%) of the difference between the Monthly Commitment under paragraph 2(e) and Customer's Monthly Usage capped at the Monthly Commitment.

3.      Carrier Network Service

         (a)      In order to be eligible to purchase MCI Carrier Network
                  Service:

                           1) Except in areas where service origination is not
                  available from access providers via a Carrier Identification Code ("CIC"), Customer must originate all traffic via Customer's own CIC. Customer shall pay all charges associated with the installation of Customer's CIC in all Local Exchange Carrier ("LEC") end offices.

                           2) Customer shall comply with Section 64.1100 of the
                  FCC's Rules and Regulations, as well as other applicable law or regulation pertaining to the sale and delivery of telecommunications service(s) to Customer's customers. MCI shall not be liable to Customer's customers for any claim, liability or expense asserted by those customers in connection with Customer's sale or delivery of such service(s), including the unauthorized conversion of a customer's Primary Interexchange Carrier ("PIC") designation to Customer's CIC. In the event Customer violates any FCC or other applicable law or regulation pertaining to the sale or delivery of Customer's service(s) and a final order is entered by the appropriate governmental body, MCI may terminate this Agreement on not less than five (5) days written notice. In addition, Customer shall take or pay the amount billed plus the difference between the amount billed in any month and the Monthly Commitment. Customer shall indemnify and hold MCI harmless from any actions, claims, suits or damages arising out of Customer's violation or alleged violation of any FCC or other applicable law or state regulation, and Customer shall pay all attorney fees and costs incurred by MCI in connection with such actions, claims, suits or damages.

                           3) Customer agrees that it will obtain and maintain
                  any and all approvals to resell MCI Carrier Network Service hereunder from the FCC, including requirements imposed by
                  Section 214 of the Communications Act of 1934, as amended, and state regulatory bodies.


                                MCI CONFIDENTIAL

                           4) Customer agrees to sell and bill MCI Carrier
                  Network Service under its own name, identity or mark, and Customer further agrees not to reference MCI's name or marks in any context involving its furnishing of service(s) to the public except as provided herein. Customer agrees to abide by the "Use of Name Guidelines" contained in Exhibit D hereto. In reselling MCI Services under this Agreement, Customer will observe the highest standard of integrity and fair dealing with members of the public. Customer will do nothing to discredit, dishonor, reflect adversely upon or, in any manner, injure the reputation of MCI. Furthermore, Customer agrees to indemnify MCI for any actions, claims, suits or damages arising out of any allegation that if proved would cause Customer to be in breach of this provision and Customer shall also pay all attorney's fees and costs incurred by MCI due to any actions, claims, suits or damages arising out of such allegation.

                           5) Except as set forth in Paragraph 10 herein,
                  Customer shall have sole responsibility for interacting with its customers in all matters pertaining to service, including the placing and handling of service orders, service installation, operation and termination, dispute handling and resolution, and billing and collection matters. MCI shall incur no obligation, nor shall it be deemed to have any obligation, to interact with Customer's customers for any reason or purpose. Customer shall cooperate with MCI as necessary to address and resolve service-related issues and problems and shall impose upon its customers an obligation to cooperate, with Customer in addressing and resolving service-related issues and problems.

         (b) Without limitation, if Customer fails to abide by the requirements in Paragraph 3(a) above, such failure shall be regarded as a material breach of this Agreement and MCI may terminate this Agreement on five (5) business days written notice.

         (c) Customer agrees that MCI may use the National Leads Information System ("NLIS") or an appropriate internal MCI system to determine Working Telephone Number ("WTN") historical data regarding MCI and non-MCI PICs and Customer understands that such systems are not error free. MCI will not be liable to Customer for errors made in determining WTN in reliance on information contained in NLIS or internal MCI systems.


                                MCI CONFIDENTIAL
                                       4

         (d) Customer understands and accepts that, as part of MCI's normal business policy and practices and its obligations under law, MCI will engage in extensive marketing efforts in attempt to sell its services to the public and that such efforts will result in active competition with Customer for the business of users who are Customer's customers or prospects. Accordingly, Customer further understands and accepts that such competition by MCI is in all respects fair and proper and that Customer shall not complain, nor be heard to complain, of business lost to MCI. Under no circumstance shall any inference be derived that MCI's entry into this Agreement with Customer means that MCI will restrict its efforts to compete against Customer in any way.

         (e) Customer understands and accepts that no fiduciary relationship arises by virtue of this Agreement and that, accordingly, MCI incurs none of the obligations that arise in such relationship as an incident of its fulfilling its obligations under this Agreement. Further, Customer understands and accepts that MCI is not an insurer of profits for Customer, nor does MCI guarantee the success of Customer's business as a result of Customer's receipt of service(s) under this Agreement.

         (f) Customer agrees that if its end-user makes a call using 10XXX access (utilizing Customer's CIC), from an ANI which Customer did not provide to MCI to enter into MCI's Billing and Order Entry systems, MCI will bill the call through the LEC at MCI tariffed rates, and MCI's name will appear as the service provider on the LEC invoice. Furthermore, Customer agrees its sales and marketing channels will only market 10XXX access as a dialing option from ANIs that the end-user had PIC'd to the Customer's CIC, in areas where the Customer's CIC is pointed to MCI for termination.

4.       Carrier Network Service Rates.

         (a) INTERSTATE RATES. For Carrier Network Service, except for international service for which Customer shall pay the rates contained herein or tariff rates if rates are not contained herein, subject to the discounts contained in Paragraphs 4(i) and (j), during the Ramp Period and for as long as Customer achieves the Monthly Commitment, Customer will pay in addition to all installation charges, access and access-related charges, applicable surcharges, taxes and tax-related charges, the following non-distance sensitive "postalized" rate per minute as determined by Customer's overall monthly usage:


                                MCI CONFIDENTIAL
                                       5

                                            Domestic Non-Dedicated
                                             Interstate Outbound
      Monthly Usage                    Day Rate                 Non-Day Rate
      -------------                    --------                 ------------

      $   0 - $499,999                 Tariff                   Tariff
      $500,000 +                       $0.1335                  $0.1185


                                            Domestic Non-Dedicated
                                             Interstate 800
      Monthly Usage                    Day Rate                 Non-Day Rate
      -------------                    --------                 ------------

      $  0 - $499,999                  Tariff                   Tariff
      $500,000 +                       $0.1455                  $0.1305



                                       Domestic Dedicated Interstate
                                             Outbound
      Monthly Usage                            Rate
      -------------                            ----

      $  0 - $499,999                          Tariff
      $500,000 +                               $.0950


                                       Domestic Dedicated Interstate
                                             Inbound
      Monthly Usage                            Rate
      -------------                            ----

      $      0 - $499,999                      Tariff
      $500,000 +                               $.1084


      "Standard MCI tariffed rates" for Carrier Network Services shall be deemed to be tariffed Option G and Option F rates.

      Customer is not eligible for any other tariffed discounts on such services.

(b) INTERSTATE OUTBOUND - EXTENDED CALL COVERAGE FOR ALASKA, PUERTO RICO, THE U.S. VIRGIN ISLANDS AND HAWAII. Customer will pay interstate rates at the switched to switched or dedicated to switched base rates Option G, Section
    C.3.0932 of the Tariff with associated maximizer discounts in Paragraphs 4(i) and (j). Customer is not eligible for any other tariffed discounts on such service.

(c) INTERSTATE 800 - EXTENDED CALL COVERAGE FOR ALASKA, PUERTO RICO, THE U.S. VIRGIN ISLANDS AND HAWAII. Customer will pay interstate rates at the 800 Business Line Termination or Dedicated Termination Rates Option F, Section
    C.3.08213 of the Tariff with associated maximizer discounts in Paragraphs 4(i) and (j). Customer is not eligible for any other tariffed discounts on such service.


                                MCI CONFIDENTIAL
                                       6

(d) INTRASTATE RATES (OUTBOUND). Customer shall pay for outbound intrastate service tariffed rates for switched to switched or dedicated to switched base rates in each applicable MCI state tariff. The discounts contained in Paragraphs 4(i) and (j) will be supplemented by MCI with an additional discount of fifteen percent (15%). The discounts will be calculated on all intrastate outbound usage less taxes and tax-related surcharges. The resulting amounts will be applied to Customer's interstate usage only. Customer is not eligible for any other tariffed discounts on such service.

(e) INTRASTATE 800. For inbound intrastate service (800) Customer will pay the 800 Business Line Termination or Dedicated Termination Base Rates in each applicable MCI state tariff. MCI shall apply the maximizer discounts in Paragraphs 4 (i) and (j) and an additional discount of fifteen percent (15%). The discounts will be calculated on all intrastate 800 usage less taxes and tax-related surcharges. The resulting amounts will be applied to Customer's interstate usage only. Customer is not eligible for any other standard tariffed discounts on such service.

(f) INTERNATIONAL 800. For inbound international service (800), Customer will pay international 800 rates at the Tariffed 800 Base Rates Option F, Section C.3.07314 with associated maximizer discounts in Paragraphs 4(i) and (j). Customer is not eligible for any other standard tariffed discounts on such service.

(g) INTERNATIONAL DEDICATED OUTBOUND SERVICE. For international dedicated outbound service, Customer shall receive the rates in Exhibit A less $.0300 on each country rate. Where country rates are not contained in Exhibit A, Customer will pay international rates at the Tariffed Base Rates Option C.3.073 with associated maximizer discounts in Paragraph 4(j). Customer is not eligible for any other standard tariffed discounts on such service.

(h) INTERNATIONAL NON-DEDICATED CARRIER NETWORK SERVICE. Customer shall receive the rates set forth in Exhibit A for all usage of Non-Dedicated International Carrier Network Service. Where country rates are not contained in Exhibit A, Customer will pay tariff rates less tariff discounts. All of the rates contained in this Paragraph 4(h) shall receive the associated maximizer discounts in Paragraph 4(j). Customer is not eligible for any other standard tariffed discounts on such service.


                                MCI CONFIDENTIAL
                                       7

(i) NON-DEDICATED MARKETING MAXIMIZER DISCOUNTS. Customer will receive an additional discount on all usage of non-dedicated MCI Carrier Network Service less taxes and tax-related surcharges based on the number of non-MCI ANIs or WTNs (ANIs or WTNs that have not been PICed to MCI for at least the previous ninety (90) days) that Customer converts to MCI. Each month MCI will calculate the overall cumulative total of non-MCI ANIs or WTNs converted to MCI and then apply a discount to Customer's usage as follows:

                      Percentage of MCI        Percentage of Non-Dedicated
                      Customer Numbers Sold    Usage Eligible for 20%
                      by Customer              Maximizer Discount

                      20% or less              100%
                      21%     - 25%             95%
                      26%     - 30%             90%
                      31%     - 40%             80%
                      41%     - 50%             70%
                      51%     - 60%             60%


(j) DEDICATED MARKETING MAXIMIZER DISCOUNTS. Customer will receive an additional discount on all usage of dedicated MCI Carrier Network Service less taxes and tax-related surcharges based on the number of non-MCI DALs that Customer converts to MCI. Each month MCI will calculate the overall cumulative total of non-MCI DALs converted to MCI and then apply a discount to Customer's usage as follows:


                     Percentage of MCI
                     Customer DALs Sold       Percentage of Dedicated Usage
                     by Customer              Eligible for 20% Maximizer
                                              Discount

                     20% or less              100%
                     21%     - 25%             95%
                     26%     - 30%             90%
                     31%     - 40%             80%
                     41%     - 50%             70%
                     51%     - 60%             60%


(k) If Customer's dedicated Carrier Network Services usage exceeds twenty percent (20%) of Customer's total Carrier Network Services usage, then the dedicated Carrier Network Services usage in excess of such twenty percent (20%) shall not receive the Maximizer Discount provided pursuant to paragraph 4(j).


                                MCI CONFIDENTIAL
                                       8

(l) During the Ramp Period of the Agreement, MCI will not measure converted MCI ANIs, WTNs or DALs for the purpose of applying the Maximizer Discount. All ANI's, WTNs and DALs will receive the twenty percent (20%) Maximizer Discount. In the month following the end of the Ramp Period, MCI will begin to measure and apply the above formula based on a monthly average of ANI's, WTN's or DAL's to be installed to date.

(m) DIRECTORY ASSISTANCE. For switched to switched and dedicated to switched directory assistance, Customer shall pay $0.40. In each month in which Customer's total number of directory assistance calls exceed twenty five thousand (25,000), the above postalized rate for directory assistance shall be reduced by $0.0100.

5. ANI MANAGEMENT RESPONSIBILITIES. On or before the thirtieth (30th) day after the close of the billing cycle, MCI will provide Customer with a list of ANIs, including traffic minutes and number of calls associated with ANIs associated with Customer's Carrier Network Services Account ("MCI Active ANI List"). Within thirty (30) days after Customer's receipt of the MCI Active ANI List, Customer shall provide to MCI, in writing, with a report of all ANIs in the billing cycle covered by the MCI Active ANI List that were either: (1) ordered by Customer to be added by MCI to the Customer's account, but which were not added to Customer's Network Account; or (2) on the MCI Active ANI list but which Customer had requested be deleted. For any ANI not timely included by Customer in the Customer ANI Report: (1) Customer shall be liable to MCI for charges associated with said ANI; and (2) MCI shall not be liable to Customer for any costs, claims or damages resulting from failure to implement Customer's directions with respect to said ANI.

6. Detention Facilities. Customer may not use MCI Carrier Network Services in conjunction with the provision of communications services to any detention facility, including, but not limited to, any local, state or federal prison.

7.       Additional Rates.

         (a)      Debit Card Units.

                  1) Customer may utilize MCI for the debit card platform and transport of Customer's domestic interstate and international termination debit card traffic. In order to qualify for the below rates, Customer must purchase at least fifty thousand (50,000) domestic interstate and/or international termination debit card units, as defined in the Tariff ("Debit Card Units"). The below rates shall include access to the MCI debit card platform, transport, order entry



                                MCI CONFIDENTIAL
                                       9
         and debit card activation. Customer will pay the following applicable postalized rate as determined by the number of Debit Card Units purchased by Customer in each individual purchase, and not determined by the aggregate number of Debit Card Units purchased throughout the Service Term:

         Debit Card Units         Rate Per
            Purchased               Unit
            ---------               ----

         50,000  - 149,999        $0.1950
         150,000 - 299,999        $0.1900
         300,000 - 449,999        $0.1850
         450,000 - 599,999        $0.1800
         600,000 +                $0.1750


         2) Customer's total available Debit Card Units will only be reduced by the Debit Card Units utilized by completed calls (calls that are answered at the ultimate destination).

         3) In addition to the above rates, Customer shall pay an additional Six Hundred Dollar ($600) charge for each customized script identifying Customer to its end-users.

         4) Customer shall be solely responsible for all card fulfillment, customer service and any operator services.

         5) Customer shall not include MCI's name or logo on any Customer debit card.

(b)      networkMCI Conferencing.

         1) For domestic interstate Dial-Out and 800 Meet Me networkMCI Conferencing Service, Customer shall pay the following non-distance sensitive ("postalized") rates per minute for each bridge port (inclusive of tariff set-up fees) used during all conference calling and calculated on monthly usage:

             Monthly               Per Minute
             Forum Usage      Rate Per Bridge Port
             -----------      --------------------

         $     0 - $10,000         $  0.2800
         $10,000 - $20,000         $  0.2750
         $20,000 - $30,000         $  0.2700
         $30,000 - $40,000         $  0.2650
         $40,000 - $50,000         $  0.2600
         $50,000+                  $  0.2550





                                MCI CONFIDENTIAL
                                       10

         2) For domestic interstate unattended networkMCI Conferencing Service, Customer shall pay the following postalized rates per minute for each bridge port (inclusive of tariff set-up fees) used during all conference calling and calculated on monthly usage:

         Monthly                   Per Minute
         networkMCI Usage          Rate Per Bridge Port
         ----------------          --------------------

         $     0 - $10,000              $0.2200
         $10,000 - $20,000              $0.2162
         $20,000 - $30,000              $0.2125
         $30,000 - $40,000              $0.2087
         $40,000 - $50,000              $0.2050
         $50,000+                       $0.2012

         3) For domestic interstate Local Meet Me networkMCI Conferencing Service, Customer shall pay a per minute rate of $0.19 for each bridge port (inclusive of tariff set-up fees) used during all conference calling.

         4) In order to receive the rates set forth in subsections 7(b) (1), 7(b) (2) and 7(b) (3) above, Customer must fulfill the following criteria throughout the term:

         (a) Customer shall provide an 800 line exclusively used for customer service purposes; and

         (b) Customer shall provide an 800 line to the MCI Conference Center exclusively used for reservations; and

         (c) Customer shall provide its own customer service personnel and access.

         5) MCI shall provide to Customer: (i) generic branding for inbound conference calls; and (ii) customized branding for inbound calls for reservation services. However, MCI shall not provide billing services to Customer's end-users.

         6) The rates provided herein are in lieu of any tariff promotions or discounts.

         7) Set up charges in Tariff will be waived. All other ancillary charges in Tariff will not be waived.

(c)      MCI Card Service and Associated Enhanced Services.

         Customer will receive the discounts for MCI Card Service and Associated Enhanced Services set forth in Exhibit B.



                                MCI CONFIDENTIAL
                                       11

         (d) MCI Carrier Operator Services.

                  Customer will receive the rates, service terms and conditions for MCI Carrier Operator Services as set forth in Attachment 2.

8.       Installation Waivers.

                  Customer shall receive a credit of up to Three Hundred Thirty Thousand Dollars ($330,000), which shall be applied to the one-time installation (including CIC installation) and other one-time non-recurring MCI-billed tariffed charges associated with the implementation of Carrier Network Services.

9.       Revenue Achievement Bonus Program.

                  (a) If Customer's total Monthly Usage during the Ramp Period and Service Term equals or exceeds Twenty One Million Five Hundred Seventy Five Thousand Dollars ($21,575,000) ("Credit Minimum"), Customer shall receive a one-time credit in an amount equal to one month's Monthly Usage of MCI Services. Such credit shall not exceed Customer's Monthly Commitment.

                  (b) If the credit provided pursuant to the paragraph above is earned prior to the conclusion of the Service Term, each time Customer's total aggregate Monthly Usage earned thereafter equals or exceeds Fourteen Million Eight Hundred Ninety Five Thousand Dollars ($14,895,000), Customer will receive a one-time credit equal to one month's Monthly Usage of MCI Services. Such credit will be based on the invoice in which Customer's usage equals or exceeds such amount and will be applied to Customer's next available invoice.

                  (c) Customer may only receive one credit pursuant to Paragraph 9(a) or (b) during any consecutive twelve (12) month period ("Annual Period"). Credits earned in one Annual Period may not be carried forward to the next Annual Period. Each credit shall equal no more than Customer's Monthly Commitment or Five Hundred Thousand Dollars ($500,000), whichever is less. The credits set forth in Paragraphs 9(a) and (b) above shall be applied to Customer's domestic interstate and international usage charges (exclusive of applicable taxes, surcharges, and pass-through access/egress (or related) charges) for MCI Services hereunder.



                                MCI CONFIDENTIAL
                                       12

10.      Security.

                  Nothing contained herein shall limit or be interpreted to limit MCI's right, as provided for in Section B-7.04 of MCI Tariff FCC No. 1, to require, in MCI's sole discretion, security from Customer, and Customer's failure or refusal to provide such security upon MCI's reasonable request therefor may result in the cancellation of this Agreement and Customer's service for cause pursuant to Section B-11.01 of the Tariff. The security arrangements provided for hereunder shall survive the expiration of the Service Term, as defined herein, and shall remain in effect so long as Customer remains a user or has any outstanding balance due for use of MCI Service(s).

11.      Payment.

         (a) Customer shall pay MCI for all MCI service(s) provided during the usage month within twenty five (25) days from the last day of the usage month. If Customer has received MCI's invoice, Customer will pay MCI the amount invoiced. If Customer has not received MCI's invoice for the services provided prior to the date when Customer must pay MCI, Customer will pay MCI an amount estimated to be billed for services provided during the prior month ("Estimated Payment"). At the initiation of this Agreement, if Customer has not received MCI's invoice prior to the date when Customer must pay MCI for services provided during the first month of this Agreement, the Estimated Payment will be equal to Customer's estimate of its prior month's usage. For each month thereafter, the Estimated Payment will be equal to the amount of the prior MCI invoice, or invoices which reflect one month's total usage of MCI services received by the Customer.

         (b) Within ten (10) days of the date of MCI's invoice, MCI and Customer will reconcile the Estimated Payment with the MCI invoice amount for such month. MCI shall credit any Estimated Payment amount in excess of the MCI invoice amount for such month on the next available invoice. Immediately after reconciliation, Customer shall pay MCI any amount the Estimated Payment was less than the MCI invoice amount for such month.

         (c) Customer's failure to pay the invoiced amount in full within said twenty five (25) day period may result in the exercise by MCI of its rights under the security provisions contained in Paragraph 5, immediately above, or in such Paragraph as it may be amended during the service term.


                                MCI CONFIDENTIAL
                                       13

         (d) For each month that Customer pays the amount invoiced within said twenty five (25) day period described above, Customer shall receive a discount equal to one percent (1%) of the amount invoiced (less charges for installation, taxes, tax-related surcharges, any other applicable surcharges, charges for access and access-related charges, including, without limitation, access charges in the Tariff) in such month which discount shall be applied to Customer's total monthly domestic interstate usage for MCI services under this Agreement appearing on the next month's invoice.

12.      Dispute Resolution.

         (a) Except as otherwise provided herein, any claims arising out of or related to this Agreement, shall be made within one hundred and twenty
         (120) days of their occurrence. If such claims cannot be resolved by negotiation, they shall be settled by binding arbitration in accordance with the rules contained in MCI Tariff FCC No. 1 ("Arbitration Rules"). Neither party may seek injunctive relief of any kind prior to the confirmation of an arbitration award, except that MCI may seek injunctive relief against Customer for violation of Paragraphs 3(a)2),
         3) and 4), herein. Any claims made after one hundred and twenty (120) days of the occurrence giving rise to such claims shall be barred.

         (b) Either MCI or Customer may initiate arbitration by providing written demand for arbitration, a copy of this Agreement and the administrative fee required by the Arbitration Rules to the Endispute (or if Endispute is not available to the American Arbitration Association) office located in Washington, D.C. A copy of such notice shall also be provided to the other party. The remaining cost of the arbitration, including the fees and expenses of the arbitrator, shall be shared equally by the parties unless the arbitration award provides otherwise. Each party shall bear the cost of preparing and presenting its case.

         (c) One (1) arbitrator shall be appointed in accordance with the Arbitration Rules within sixty (60) days of the submission of the demand for arbitration, unless both parties otherwise agree in writing. The Arbitrator shall designate the time and place for the hearing within thirty (30) days of his or her appointment. MCI and the Customer agree that the Arbitrator's authority to grant relief shall be subject to the provisions of this Agreement, the United States Arbitration Act, 9 U.S.C. 1-16 et. seq. ("USAA"), the ABA-AAA Code of Ethics for Arbitrators in Commercial Disputes, MCI Tariff FCC No. 1, substantive law, and the Communications Act of 1934, 47 U.S.C. 151 et. seq. The Arbitrator's decision shall follow the plain meaning of the relevant documents, and shall be final and



                                MCI CONFIDENTIAL
                                       14
         binding.

         (d) MCI and the Customer agree to undertake all reasonable steps to expedite the arbitration process.

         (e) Notwithstanding any other provision of this Agreement, interpretation and construction of this Paragraph shall be governed by the USAA. MCI and the Customer further agree that judgment may be entered upon the award in any court having jurisdiction thereof, and that all post-award proceedings shall be governed by the USAA.

13.      Termination for Insolvency.

                  In the event Customer becomes or is declared insolvent or bankrupt, is the subject of any proceeding related to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, MCI may, by giving seven (7) business days written notice thereof to Customer, terminate this Agreement without liability or obligation, in whole or in part, as of a date specified in such notice of termination.

14.      Term.

                  The Ramp Period under this Agreement shall begin on the first day of the first full month following the execution of this Agreement by MCI ("Effective Date"). The service term shall begin on the first day of the first full month following the eight (8) month Ramp Period and will continue for a period of thirty six (36) months thereafter ("Service Term"). In the event Customer's CIC is not 80% loaded as identified in Paragraph 2(f) above, MCI and Customer shall promptly meet to discuss the extension of the Ramp Period. In the event the Ramp Period is extended, the Service Term shall commence upon the completion of the revised Ramp Period. Nothing contained herein, however, shall modify or be deemed to modify MCI's right to terminate this Agreement either as provided herein, or as authorized in Section B-11.01 of the Tariff, immediately upon notice to Customer if Customer fails or refuses to provide alternative or additional security requested pursuant to Section B-7.04 of the Tariff, or to terminate provision of service for any other cause as provided for in Section B-11.01 of the Tariff or as otherwise provided for in this Agreement.



                                MCI CONFIDENTIAL
                                       15

15.      Termination at Will.

                  During the first six (6) months of the Service Term, either party may terminate this Agreement without liability by giving the other party thirty (30) days written notice. However, if the first six
         (6) months of the Service Term expires without such notice being given, this Agreement shall remain in full force and effect.

16.      Expiration of Term.

                  Unless the Service Term has been extended in writing by the parties, upon expiration of the Service Term or termination of this Agreement, Customer shall be fully subject to all the terms and conditions, including standard tariffed rates, set forth in the Tariff for MCI service(s) received by Customer after such expiration.

17.      Termination Liability.

                  If Customer terminates this Agreement during the Service Term or MCI terminates this Agreement during the Service Term for Customer's breach, Customer will pay MCI within thirty (30) days of the effective date of such termination an amount equal to fifteen percent (15%), of the aggregate of Customer's remaining Monthly Commitments, or a pro rata portion thereof for any partial month, for each month remaining in the Service Term after termination. In addition to the above liability for early termination, Customer shall pay the termination liability for early termination of all tariffed discount plans in which the Customer has enrolled. Customer shall also pay termination charges associated with any applicable product subcommitments contained in this Agreement. Customer shall also repay any installation credits or payments received pursuant to Paragraph 8 herein.

18.      Nondisclosure.

                  Customer shall not disclose to any third party during the Service Term, or during the three (3) year period thereafter, any of the terms and conditions set forth in this Agreement unless such disclosure is lawfully required by any federal governmental agency or is otherwise required to be disclosed by law or is necessary in any proceeding establishing rights and obligations under this Agreement. MCI reserves the right to terminate this Agreement immediately upon delivering written notice to Customer of any unpermitted third party disclosure hereunder.


                                MCI CONFIDENTIAL
                                       16

19.      Notices.

                  Notices to be given pursuant to this Agreement shall be in writing, delivered personally or by facsimile, telex, telegram, MCI Mail, professional courier or certified, registered or express mail, postage prepaid to the respective addresses set forth herein (or at such other addresses as shall be given in writing by either party to the other). All notices, requests, demands or communications shall be deemed effective upon the earlier of: (a) the date such notice has been received; or (b) the next calendar day if sent by facsimile, telex, telegram or MCI Mail; or (c) the third calendar day after delivery to a professional courier service; or (d) five (5) calendar days after deposit with the United States Postal Service if sent by certified or registered mail, return receipt requested.

         If to MCI:

                MCI Telecommunications Corporation
                205 North Michigan Avenue
                Suite 3200
                Chicago, Illinois  60601
                ATTN:    Legal Affairs Department
                FACSIMILE NUMBER: 312-819-6745

         If to Customer:

                Long Distance Direct, Inc.
                1 Blue Hill Plaza
                Pearl River, New York  10965
                ATTN:    Steven Lampert, Chief Executive Officer
                FACSIMILE NUMBER: 914-620-1889

20.      Letter of Agency.

                  Customer shall appoint MCI as its agent in the Letter of Agency attached hereto and incorporated herein as Attachment 1.

21.      Surcharge Exemption.

                  When applicable, Customer shall certify that any special access lines used in connection with services under this Agreement terminate in a device not capable of interconnecting MCI's service with the local exchange network and thus are surcharge exempt from the special access surcharge.



                                MCI CONFIDENTIAL
                                       17

22.      Tax Exemption.

                  When applicable, Customer shall certify that it is exempt from federal, state, and/or local taxes.

23.      Predominant Carrier.

         (a) Customer agrees to use MCI as its carrier for at least eighty percent (80%) of Customer's needs for services as measured by revenue that are either MCI services or interexchange carrier services during the Service Term provided that this condition shall not: (i) require any termination of an existing contract not terminable by Customer; or
         (ii) prevent Customer from obtaining at any time service(s) not available from MCI at certain locations.

         (b) After the Effective Date of this Agreement, but not more than once semi-annually, MCI may request, and Customer shall promptly provide to MCI in writing or in a machine readable format as specified by MCI, Customer records, data and invoices pertaining to its total long distance telecommunications usage for the most recent six (6) month period preceding the request. MCI may review this information for the sole purpose of determining Customer's compliance with the predominant carrier provision herein, or as it may be amended by the parties.

         (c) In each monthly billing period of the Service Term in which Customer fails to satisfy the predominant carrier requirement set forth herein, Customer shall not be entitled to any of the postalized rates set forth in this Agreement and Customer's use of MCI service(s) shall be discounted that month solely pursuant to the applicable tariffed MCI discount rate, if any, associated with Customer's actual usage level for that monthly billing period.

24.      Governing Law.

                  This Agreement, including all matters relating to the validity, construction, performance and enforcement thereof, shall be governed by the laws of the State of New York without giving reference to its principles of conflicts of law, except to the extent the Communications Act of 1934, as amended, and as interpreted and applied by judicial and regulatory authorities including the Federal Communications Commission, applies.



                                MCI CONFIDENTIAL
                                       18

25.      Assignment.

                  This Agreement shall be binding on Customer and its respective successors and assigns. Customer may not assign this Agreement, whether by operation of law or otherwise, without the prior written consent of MCI and any unpermitted attempted assigned shall be void. MCI may terminate this Agreement without liability on ten (10) business days written notice in the event that Customer undergoes a merger involving a change of control, or divests itself of all or a substantial portion of its telecommunications business or undergoes a change of fifty one percent (51%) or more of its ownership or management or leverage or sale occurs involving fifty one percent (51%) or more of Customer's assets or Customer's base.

26.      No Waiver.

                  No waiver of any of the provisions of this Agreement shall be binding unless it is in writing and signed by both parties. The failure of either party to insist on the strict enforcement of any provision of this Agreement shall not constitute a waiver of any provision and all terms shall remain in full force and effect.

27.      Length of Offer; Entire Agreement; Amendments.

                  This offer shall remain open and be capable of being accepted by Customer until AUGUST 11, 1995. Any and all prior or contemporaneous offers, agreements, representations and understandings made to Customer, whether written or oral, shall be superseded by this offer. Exclusive of any tariff modifications initiated by MCI, once this Agreement has been executed, any amendments hereto must be made in writing and signed by both parties.

IN WITNESS WHEREOF, the parties hereto each acting with proper authority have executed this Agreement.

MCI TELECOMMUNICATIONS CORPORATION

By:   /s/ Jon McGuire
      ----------------------------
        Jon McGuire

        Vice President,
Title:  Business Markets
        --------------------------

Date:   8/11/95
      ----------------------------

LONG DISTANCE DIRECT, INC.

By:   /s/ Steve Lampert
      ----------------------------
               (Signature)

Title:  President
      ----------------------------
Date:   8/4/95
      ----------------------------


                                MCI CONFIDENTIAL
                                       19

EXHIBIT A

NO SUBCOMMITMENT RATES

                      PEAK       PerMin     OFF-PEAK     PerMin   80/20  NetBlend
Cntry            1st18   Addl 6  4MnCall 1st18    Addl6  4MnCall  Blend    20%dsc

Antigua         0.3341   0.1114  1.1137  0.2615   0.0872  0.8717  1.0653   0.8522
Argentin        0.3169   0.1056  1.0562  0.2557   0.0852  0.8524  1.0154   0.8123
Austral         0.2114   0.0705  0.7048  0.2114   0.0705  0.7048  0.7048   0.5638
Austria         0.2870   0.0957  0.9566  0.2235   0.0745  0.7451  0.9143   0.7315
Bahamas         0.2294   0.0765  0.7646  0.2294   0.0765  0.7646  0.7646   0.6117
Bahrain         0.5541   0.1847  1.8470  0.4195   0.1398  1.3982  1.7572   1.4058
Banglad         0.8323   0.2774  2.7744  0.5413   0.1804  1.8042  2.5804   2.0643
Barbad          0.3158   0.1053  1.0525  0.2476   0.0825  0.8252  1.0071   0.8056
Belgium         0.3417   0.1139  1.1390  0.3366   0.1122  1.1220  1.1356   0.9085
Belize          0.4401   0.1467  1.4671  0.3741   0.1247  1.2471  1.4231   1.1385
Bermuda         0.2347   0.0782  0.7823  0.1835   0.0612  0.6115  0.7482   0.5985
Bolivia         0.4694   0.1565  1.5648  0.3686   0.1229  1.2286  1.4976   1.1980
Brazil          0.2967   0.0989  0.9890  0.2693   0.0898  0.8978  0.9707   0.7766
BrVirgIs        0.3788   0.1263  1.2627  0.3216   0.1072  1.0721  1.2245   0.9796
CaymanIs        0.3687   0.1229  1.2289  0.2884   0.0961  0.9613  1.1753   0.9403
Chile           0.3708   0.1236  1.2360  0.2840   0.0947  0.9466  1.1781   0.9425
China           0.7719   0.2573  2.5728  0.5808   0.1936  1.9359  2.4454   1.9564
Colombia        0.3157   0.1052  1.0524  0.2690   0.0897  0.8965  1.0212   0.8170
Cos Rica        0.3784   0.1261  1.2613  0.3045   0.1015  1.0150  1.2120   0.9696
CzechRep        0.4160   0.1387  1.3866  0.3366   0.1122  1.1221  1.3337   1.0670
Denmark         0.3527   0.1176  1.1756  0.2840   0.0947  0.9467  1.1298   0.9039
Dom Rep         0.3033   0.1011  1.0109  0.2431   0.0810  0.8102  0.9707   0.7766
Ecuador         0.4192   0.1397  1.3973  0.3403   0.1134  1.1344  1.3447   1.0758
Egypt           0.5179   0.1726  1.7263  0.3884   0.1295  1.2945  1.6399   1.3120
El Salva        0.3627   0.1209  1.2089  0.2926   0.0975  0.9753  1.1622   0.9297
Finland         0.3728   0.1243  1.2428  0.3657   0.1219  1.2189  1.2380   0.9904
France          0.1715   0.0572  0.5718  0.1715   0.0572  0.5718  0.5718   0.4574
Germany         0.1915   0.0638  0.6383  0.1915   0.0638  0.6383  0.6383   0.5106
Greece          0.4051   0.1350  1.3504  0.3435   0.1145  1.1449  1.3093   1.0474
Grenada         0.3596   0.1199  1.1987  0.3050   0.1017  1.0167  1.1623   0.9298
Guam            0.5437   0.1812  1.8122  0.4383   0.1461  1.4611  1.7420   1.3936
Guatema         0.5334   0.1778  1.7782  0.4641   0.1547  1.5469  1.7319   1.3855
Haiti           0.3433   0.1144  1.1442  0.3004   0.1001  1.0014  1.1156   0.8925
Hondur          0.4415   0.1472  1.4717  0.3499   0.1166  1.1663  1.4106   1.1285
Hong Kg         0.2004   0.0668  0.6680  0.1958   0.0653  0.6525  0.6649   0.5319
Hungary         0.4470   0.1490  1.4900  0.3499   0.1166  1.1664  1.4253   1.1402
India           0.6111   0.2037  2.0369  0.5677   0.1892  1.8922  2.0080   1.6064
Indones         0.6217   0.2072  2.0724  0.4887   0.1629  1.6290  1.9837   1.5870
Ireland         0.3183   0.1061  1.0610  0.3178   0.1059  1.0594  1.0607   0.8485
Israel          0.3529   0.1176  1.1763  0.2939   0.0980  0.9797  1.1370   0.9096
Italy           0.2696   0.0899  0.8986  0.2382   0.0794  0.7939  0.8777   0.7021
Jamaica         0.3936   0.1312  1.3119  0.3048   0.1016  1.0161  1.2527   1.0022
Japan           0.1795   0.0598  0.5984  0.1795   0.0598  0.5984  0.5984   0.4787
Jordan          0.4912   0.1637  1.6372  0.4912   0.1637  1.6372  1.6372   1.3098
Korea           0.3191   0.1064  1.0638  0.3191   0.1064  1.0638  1.0638   0.8511
Kuwait          0.4681   0.1560  1.5603  0.3948   0.1316  1.3159  1.5114   1.2091
Lebanon         0.7689   0.2563  2.5630  0.6613   0.2204  2.2042  2.4912   1.9930
Luxembg         0.3913   0.1304  1.3044  0.3045   0.1015  1.0149  1.2465   0.9972
Malays          0.5947   0.1982  1.9824  0.4722   0.1574  1.5741  1.9007   1.5206



                                MCI CONFIDENTIAL
                                       20

Nether          0.1955   0.0652  0.6516  0.1955   0.0652  0.6516  0.6516   0.5213
NetAnt          0.3378   0.1126  1.1260  0.2870   0.0957  0.9566  1.0921   0.8737
New Zea         0.5791   0.1930  1.9305  0.5726   0.1909  1.9087  1.9261   1.5409
Nicarag         0.4481   0.1494  1.4935  0.3504   0.1168  1.1680  1.4284   1.1427
Nigeria         0.4131   0.1377  1.3770  0.3483   0.1161  1.1611  1.3338   1.0670
Norway          0.3310   0.1103  1.1032  0.3310   0.1103  1.1032  1.1032   0.8826
Pakist          0.7817   0.2606  2.6056  0.5986   0.1995  1.9952  2.4836   1.9868
Panama          0.3873   0.1291  1.2909  0.3109   0.1036  1.0364  1.2400   0.9920
Parag           0.5028   0.1676  1.6760  0.3948   0.1316  1.3160  1.6040   1.2832
Peru            0.4255   0.1418  1.4185  0.3755   0.1252  1.2518  1.3851   1.1081
Philip          0.5343   0.1781  1.7809  0.4625   0.1542  1.5417  1.7330   1.3864
Poland          0.4278   0.1426  1.4259  0.3670   0.1223  1.2234  1.3854   1.1083
Portug          0.4367   0.1456  1.4557  0.3453   0.1151  1.1508  1.3947   1.1158
Russia          0.5798   0.1933  1.9327  0.4905   0.1635  1.6351  1.8732   1.4985
SaudiAr         0.4407   0.1469  1.4689  0.3717   0.1239  1.2389  1.4229   1.1383
Singa           0.5015   0.1672  1.6717  0.5015   0.1672  1.6717  1.6717   1.3374
So Afr          0.3765   0.1255  1.2548  0.2966   0.0989  0.9886  1.2016   0.9613
Spain           0.2751   0.0917  0.9169  0.2323   0.0774  0.7744  0.8884   0.7107
Sweden          0.3083   0.1028  1.0276  0.3083   0.1028  1.0276  1.0276   0.8221
Switzer         0.2085   0.0695  0.6950  0.2033   0.0678  0.6775  0.6915   0.5532
Taiwan          0.3191   0.1064  1.0638  0.3191   0.1064  1.0638  1.0638   0.8511
Thailnd         0.5947   0.1982  1.9822  0.4725   0.1575  1.5749  1.9007   1.5206
Turkey          0.4174   0.1391  1.3913  0.3527   0.1176  1.1756  1.3482   1.0785
Ukraine         0.7474   0.2491  2.4912  0.6323   0.2108  2.1076  2.4145   1.9316
UK              0.1356   0.0452  0.4521  0.1356   0.0452  0.4521  0.4521   0.3617
Uruguay         0.4511   0.1504  1.5037  0.3539   0.1180  1.1795  1.4388   1.1511
U.A.E.          0.4675   0.1558  1.5582  0.4675   0.1558  1.5582  1.5582   1.2466
Venez           0.2290   0.0763  0.7634  0.1955   0.0652  0.6518  0.7410   0.5928
Vietnam         0.7712   0.2571  2.5707  0.7045   0.2348  2.3484  2.5262   2.0210
Yemen           0.5440   0.1813  1.8132  0.4600   0.1533  1.5335  1.7572   1.4058
Zaire           0.5428   0.1809  1.8093  0.4071   0.1357  1.3568  1.7188   1.3750








                                MCI CONFIDENTIAL
                                       21

                                   EXHIBIT B

                          MCI FEATURE CARD SERVICE AND
                     ASSOCIATED ENHANCED SERVICES DISCOUNTS

A.       MCI Feature Card Service Discounts.

                  1) Customer shall receive the following effective discounts on its usage of domestic interstate MCI Feature Card Service (only accessed by dialing an MCI-provided 800 number other than (800) 950-1022 in accordance with Section C-A.05, Footnote 2, of the Tariff or any successor tariffed provision) as determined by Customer's MCI Feature Card Monthly Usage:


                         Total
                    Monthly Usage                    Discount
                    -------------                    --------

                   $10,000      - $ 24,999             12%
                   $25,000      - $ 49,999             21%
                   $50,000      - $149,999             31%
                   $150,000     - $249,999             34%
                   $250,000     - $499,999             35%
                   $500,000+                           37%


                  2) The following interstate MCI Feature Card surcharges shall be charged on all direct dial MCI Feature Card calls.



                                                          Direct
From                     To                               Dial
----                     --                               ----

United States            U.S., Puerto Rico
("U.S.")                 and U.S. Virgin
                         Islands                          $0.25

Puerto Rico              U.S.                             $0.25

U.S. Virgin              U.S.                             $0.25
Islands

U.S., Puerto Rico        Canada
and U.S. Virgin
Islands                                                   $0.25

U.S., Puerto Rico        International Locations
and U.S. Virgin          Other than Canada                $1.25
Islands

Canada                   U.S., Puerto Rico and
                         U.S. Virgin Islands              $1.00

Canada                   International Locations          $1.25




                  3) The above discounts shall apply only to Customer's usage charges for domestic interstate MCI Feature Card Service provided pursuant to the Tariff but not to charges for monthly recurring, MCI Feature Card surcharges, installation, taxes or surcharges applicable to MCI Service(s), Directory Assistance, MCI intrastate charges and charges for local access/egress services or facilities associated with MCI Feature Card Service.


                                MCI CONFIDENTIAL
                                       22

                  4) The above discounts for MCI Feature Card Service are in lieu of any tariffed discounts including, without limitation, the discounts for MCI Feature Card Service available under MCI VIP, MCI VIP Plus, MCI MOD and MCI CAS Service.

                  5) For MCI Feature Card Service (only accessed by dialing an MCI- provided 800 number other than (800) 950-1022), Customer shall pay MCI for the fulfillment costs associated with Customer's usage of MCI Feature Card Service plus pay MCI an administrative charge for handling fulfillment in an amount equal to fifteen percent (15%) of the fulfillment costs.

                  6) For MCI Feature Card Service (only accessed by dialing an MCI- provided 800 number other than (800) 950-1022), MCI shall provide the fraud detection procedures set forth in Exhibit C, attached hereto and incorporated herein by reference. Customer shall be responsible for all fraud associated with its usage of MCI Feature Card Service, except as set forth in Exhibit C.

B.       Discounts on Associated Enhanced Services.

                  1) Customer will be entitled to the following applicable incremental discounts on Customer's usage of Enhanced Services (International PRISM I, including service terminating in Canada and Mexico, International CNS, International 800, Carrier Operator Services, Connections Card and networkMCI Conferencing Service) as determined by Customer's Enhanced Services Monthly Usage (as defined below) :


                     Enhanced Services
                     Monthly Usage                     Discount
                     -------------                     --------

                 $      0     - $ 9,999                    0%
                   10,000     -   24,999                   2%
                   25,000     -   49,999                   3%
                   50,000     -   99,999                   4%
                  100,000     -   199,999                  5%
                  200,000+                                 6%


The above discounts shall apply only to Customer's usage of Enhanced Services provided pursuant to MCI's standard terms and conditions for such services, but not to charges for installation, taxes or surcharges, and charges for local access/egress services or facilities associated with Enhanced Services.

                  2) Enhanced Services Monthly Usage shall mean Customer's monthly combined recurring and usage charges for Enhanced Services at standard pricing but not including taxes (and gross receipts taxes), surcharges, and any charges for tariffed services.



                                MCI CONFIDENTIAL
                                       23

                                   EXHIBIT C

                 MCI CONNECTION CARD FRAUD DETECTION PROCEDURES


                              ====================

All calling card calls will be validated by MCI to permit only those calls authorized or facilitated by Long Distance Direct, Inc. or legitimate card holders. MCI will, at the direction of Customer, preclude all calls utilizing expired or terminated calling card numbers compared against an authorized list provided by Customer and will be responsible for all fraudulent use, unauthorized use, misuse, or abuse of calling cards occurring after MCI receives actual notice of the expiration or termination of a calling card or receives specifically detailed written notification concerning any card which has been lost, stolen, compromIsed or which Customer has reason to believe is or may be used fraudulently. MCI will deactivate a calling card within four (4) hours of receipt by MCI's Consumer Markets Fraud Detection of a request by Customer.

In addition, all calling card calls will be monitored by MCI for fraudulent use, unauthorized use, misuse or abuse on a twenty four (24) hour a day, seven (7) days a week basis. MCI shall establish fraud prevention, detection and minimization procedures so that fraudulent use arising from lost or stolen calling cards and potential disruption to authorized card holders will be minimized.

MCI will not hold the Customer responsible for "service fraud" associated with the unauthorized use of an MCI calling card. "Service fraud" can best be described as unauthorized use of an MCI calling card following the involuntary theft or loss of a card which was not intentionally facilitated or impliedly authorized by Customer or an authorized user. "Service fraud" often follows the theft of a wallet, purse or briefcase, or sometimes is the result of "shoulder surfing" (thieves observing/recording authorization codes) which occurs at payphones located in airports, bus terminals, train stations and the like. MCI shall not be responsible for losses caused by fraudulent information submitted by a card holder in subscribing for calling card services or for usage which was intentionally facilitated or impliedly authorized by an authorized user.

In the event that MCI is unable to contact Customer of suspected abuse of the calling card, in order to minimize potential abuse, MCI will deactivate any calling card which has exceeded established fraud detection parameters or which MCI has reason to believe is or may be used fraudulently.



                                MCI CONFIDENTIAL
                                       24

                                    EXHIBIT D

                             USE OF NAME GUIDELINES

MCI has developed the following guidelines to aid MCI Carrier Network Services customers in determining the proper use of MCI's name, logo, trademarks and service marks and the proper characterization of the MCI/Reseller relationship.

Resellers are not authorized to use MCI's name, its trademarks, servicemarks or logo in any manner including use in advertising, promotional materials, stationery, business cards, billing and signage. For example, Resellers MAY NOT make in words or in substance the following statements:

        "Network services provided by MCI"
        "Authorized/Endorsed/Sponsored/Approved by MCI"
        "Authorized Provider of MCI Services"
        "Affiliate, or partner, or co-marketer with MCI"

If resellers wish to make any reference to MCI, they may ONLY make the following declarative statement:

        "Reseller's services utilize the MCI network"

However, the following conditions apply to this statement:

        o This statement may not be used in ANY manner that is likely to create confusion or to give the impression that MCI sponsors, endorses, or is in any way affiliated with the Reseller;

        o This statement may only be used as a declarative statement in any printed or oral communication and may not be used as a headline or in any advertising slogan or banner. In order to use this statement, the Reseller's company name must appear or be verbalized prominently in the written or oral communication;

        o The statement may only appear once in each written promotional or advertising piece. The MCI name may not be used in the same type style that MCI uses and must not otherwise resemble the MCI name and/or logo;

        o In any event, whenever the statement above is used, the type size for this verbiage as it appears in any printed material may not exceed 1/8 of one (1) inch and cannot be larger, bolder, or a different color or type style than the adjacent text.

In summary, this policy means no Reseller may state explicitly or implicitly that it:

        o Is an authorized agent, reseller, partner or co-marketer with MCI; or

        o Provides MCI services; or

        o Is affiliated with, authorized, sponsored by, or endorsed   by MCI; or

        o Has a special relationship with MCI.


                                      MCI CONFIDENTIAL
                                              25

MCI is aggressive about protecting its trademark, service mark and corporate name. In the past, we have not hesitated to bring appropriate legal action to protect our rights and we shall continue to be vigilant to ensure that these guidelines are followed.



                                MCI CONFIDENTIAL
                                       26

                                    ATTACHMENT 1

                                  LETTER OF AGENCY


ATTENTION:      Concerned Local Operating Companies, AT&T and other Common
                Carriers and All Equipment Vendors


The undersigned appoints MCI Telecommunications Corporation or any of its affiliated companies ("MCI") as agent for the purpose of ordering, in connection with MCI's provision of service to the undersigned, changes in and/or maintenance on specific telecommunications service that you provide to the undersigned including, without limitation, removing, adding to or rearranging such telecommunications service.

You are hereby released from any and all liability for making pertinent information available to MCI and for following MCI's instructions with respect to any changes to or maintenance on the undersigned's telecommunications service. You may deal directly with MCI on all matters pertaining to telecommunications service and should follow instructions with respect thereto. This authorization will remain in effect until modified or rescinded in writing by the undersigned.

Signed this 4 day of August, 1995.

BY:

/s/
--------------------------------
Authorized Customer Signature

President
--------------------------------
Title

Long Distance Direct, Inc.
Company Name

                                  ATTACHMENT 2

                          MCI CARRIER OPERATOR SERVICES


Customer is interested in buying MCI Carrier Operator Services for resale and MCI is interested in providing such services to Customer. In order to accomplish those purposes the parties hereby agree as follows:

1.      Operator Services.

        (a) "Operator Service Calls" mean long distance calls dialed with the 0+, 01+ or 00- dialing pattern (and excluding calls dialed with the 950-XXXX and 800 dialing patterns).

        (b) Customer shall not use any service mark or trademark of MCI or refer to MCI in connection with any service provided hereunder without the prior written approval of MCI.

        (c) Call Originating Identification Information. MCI must receive electronic call origination identification ANI information for each call carried hereunder. If the Originating Site uses Feature Group D local access service, the required call origination identification information is automatically supplied by the local exchange company. If the Originating Site uses a type of local access service other than Feature Group D local access service, the Originating Site shall cause electronic call origination identification information (in a form acceptable to MCI) to be supplied to MCI at the initiation of each call.

        (d)     Emergency Calls.

                (1) Each Originating Site shall configure its system so that 911 emergency calls, where available, and similar emergency calls, will be automatically routed to the appropriate party or clearing house without the intervention of MCI. Emergency calls which do reach a MCI operator shall be handled in accordance with MCI standard operating procedures.

                (2) If Customer or MCI provides an emergency number database, Customer agrees to indemnify and hold MCI harmless from any and all claims, damages, fines, penalties and any other liabilities (including attorney fees) arising out of the inaccuracy of any information or the inadequacy of any procedure or personnel.

        (e)     Private Payphones.

                (1)   Private payphone lines must be classed as "07" COCOT.

                (2) All payphones must have Billed Number Screening ("BNS"), if available. If BNS is not available, the Customer will be responsible for calls billed to any lines without BNS.

                (3) Unless otherwise permitted by law, all 0- calls must be passed to the Local Exchange Carrier ("LEC").


                                MCI CONFIDENTIAL

                (4)   Payphones must not block 950-XXXX or 1-800-XXX-XXXX calls.

                (5) All payphones must have "011" blocking at the central office, if available. If international blocking is not available, or if Customer chooses not to block "011" calls, then Customer assumes responsibility for any international fraud.

                (6) For Premises Telephones located in condominiums, Customer shall be liable for all charges attributable to the failure of Customer to secure screening which prevents 1+ 10XXX domestic and international dialing and which indicates to operators that the telephone is restricted to prohibit billing to the original ANI.

                (7) Customer shall be responsible for any fraud resulting from its purchase and use of MCI Carrier Operator Services.

        (f) Compliance. Customer will comply with applicable federal, state and local laws and regulations, including without limitation,laws and regulations relating to operator service during the term of this Agreement.

        (g)     Authority.

                (1) Customer warrants that it is authorized to select the operator services carrier for the telephones served by Customer pursuant to this Agreement. Customer agrees that if any other party makes any claims against MCI for commissions from such telephones, Customer will be responsible for any such claim. Customer shall indemnify MCI and hold MCI harmless from any loss, cost or expense resulting from such claim and will pay MCI's reasonable attorney's fees resulting from any such claim.

                (2) If Customer is an agent of the premises owner or telephone owner for the Premises Telephones, Customer shall obtain the written agreement of each premises owner and telephone owner for each Premises Telephone authorizing Customer to select the operator service carrier for the Premises Telephones and Customer will submit a copy of such authorization to MCI upon request. MCI may take steps to confirm compliance with this provision, including, without limitation, contacting premises owners and telephone owners whose telephones are submitted by Customer.

        (h)     Liability.

                Except in cases involving proved willful or wanton misconduct, MCI's liability to Customer is limited to its obligation to provide service as described herein. MCI SHALL NOT BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE LOSS OR DAMAGE OF ANY KIND, INCLUDING LOST PROFITS (WHETHER OR NOT MCI WAS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE), BY REASON OF ANY ACT OR OMISSION IN ITS PERFORMANCE UNDER THIS AGREEMENT. Customer shall indemnify and hold MCI harmless against any and all claims, losses, liabilities, damages, costs or expenses arising out of or related to this Agreement and shall pay MCI's reasonable attorney's fees resulting from any such claim.




                                MCI CONFIDENTIAL

2. Rates. The rates in the following schedule shall be charged on Customer's usage of MCI Carrier Operator Services. The automated rate will be charged from the time a call reaches a node until the call is terminated. The live rate will be charged in addition to automated rates for the portion of each call that is handled by a live operator.

                                 Automated          Live
        Monthly Attempts         Rate/Sec.        Rate/Sec.
        ----------------         ---------        ---------
                0 -    50,000    $0.00059         $0.01291
           50,001 -   100,000    $0.00058         $0.01272
          100,001 -   200,000    $0.00056         $0.01253
          200,001 -   500,000    $0.00054         $0.01234
          500,001 - 1,000,000    $0.00053         $0.01215
        1,000,001 - 1,500,000    $0.00051         $0.01196
        1,500,000 +              $0.00049         $0.01177

        For calls terminated by MCI, Customer shall pay MCI an additional charge for call termination rated at Customer's domestic interstate non-dedicated outbound rate specified in Paragraph 4(a) of the Agreement based on an eighteen (18) second minimum and rounded to six (6) second increments.

3. Rate Quotes. If Customer has provided the appropriate rate information, MCI will provide real-time rate quotes to callers. However, Customer shall indemnify MCI and hold MCI harmless from any and all claims, damages, fines, penalties or other liabilities (including attorney fees) arising from the inaccuracy of any information or the inadequacy of any procedures or personnel.

4. Customer Service. Customer agrees that all customer service calls (i.e., billing disputes, troubles, general inquiries) shall be routed to Customer's customer service via a Customer-provided 800 number.

5. Language Assistance. Customer agrees that if, on a monthly basis, calls utilizing MCI Carrier Operator Services language assistance exceed thirty percent (30%), Customer shall pay two times the Tariff rate for all calls exceeding thirty percent (30%).

6. Brand. Customer agrees that it will resell MCI Carrier Operator Services in its own name only.

7. Service Delivery. Customer agrees that it will receive and deliver all MCI Carrier Operator Services calls from/to one of the three (3) MCI automated nodes via an MCI TDS-1.5 or TDS-45 circuit.

8. Billing. Customer agrees to be responsible for all end-user billing for operator services and further agrees that if MCI provides rating and/or recording services for billing, Customer shall indemnify and hold MCI harmless from any and all claims, damages, fines, penalties or other liabilities (including attorney fees) arising from the inaccuracy of any information or the inadequacy of any procedures or personnel.

9. Forecasting. Customer agrees to provide a written monthly forecast for automated and live MCI Carrier Operator Services to be received by MCI no later than ten (10) days prior to the beginning of each month.

                                MCI CONFIDENTIAL

10. Force Majeure. If because of force majeure, MCI is unable wholly or in part to carry out any of its obligations under this Agreement, such obligations shall be suspended for the duration of the event of force majeure. During the continuance of such force majeure, MCI shall incur no liability by reason of its failure to perform the obligation so suspended, provided, however, that the disabling effect of such force majeure shall be eliminated as soon as and to the extent reasonably possible. The term "force majeure" as used herein shall include switch, radio or cable failure, cable cut, acts of God, riots, insurrection, war, labor dispute, fire, flood, explosion, orders or acts of military or civil authority, and any other cause beyond MCI's reasonable control.

11. Complete Agreement. This is the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, concerning the subject matter. This Agreement cannot be amended, or assigned by Customer, except by a written agreement signed by both parties.


                                MCI CONFIDENTIAL

                                                                 Exhibit 10.4
                                                            (supersedes contract
                                                                  dated 8/95)



March 13, 1996




Mr. Steven Lampert
Long Distance Direct, Inc.
1 Blue Hill Plaza
Pearl River, NY 10965


Dear Steve;

Enclosed, please find the long awaited contract. There are two copies. Please review the contract carefully and direct any questions to me at 914-251-2033.

After signing the contract, please forward BOTH copies back to me at the following address:


Arthur Fox
MCI
5 International Drive
Rye Brook, New York, 10573



MCI will forward back one of the original contracts back to you upon co-signature by MCI.


Thank You,

Art Fox

                                   Memorandum
[MCI LOGO]


Date                             To                       Dept./Loc.
March 29, 1996                   Art Fox                      2812/029

Subject                          From                     Dept./Loc.
Long Distance Direct             Marlene Szach                6330/500
                                 /s/ Marlene

                         MCI PRIVILEGED AND CONFIDENTIAL

                                 DO NOT DISTRIBUTE



Attached is an original of the Long Distance Direct, Inc. Carrier Agreement. Please deliver this original to the Customer, keep a copy for your files.

MS/ms
Attachment

cc:     Jeannine Cordero
        Julie Griffin
        Legal Department - Chicago (w/original)

                                CARRIER AGREEMENT
                              TERMS AND CONDITIONS

        This Carrier Agreement (the "Agreement") is between MCI
TELECOMMUNICATIONS CORPORATION ("MCI") and LONG DISTANCE DIRECT, INC. ("Customer"), a resale common carrier subject to the Communications Act of 1934.

1.      Scope of Agreement.

        (a) MCI shall provide to Customer certain specified domestic interstate service(s), international services, and intrastate common carriage service(s). For domestic interstate and international services, this Agreement incorporates by reference the terms of MCI Tariff FCC No. 1 ("Tariff"), which is on file with the Federal Communications Commission and which may be modified from time to time by MCI in accordance with law and thereby affect the service(s) furnished Customer, except that the following terms and conditions shall supplement or, to the extent inconsistent, supersede Tariff terms and conditions and shall remain in effect throughout the Service Term. For intrastate services, this Agreement incorporates by reference each applicable state tariff filed by MCI, which may be modified by MCI from time to time, and thereby affect the service(s) furnished Customer. This Agreement is entered pursuant to Section 211(a) of the Communications Act of 1934.

        (b) Capitalized terms not otherwise defined in this Agreement shall have the meanings assigned to them in the Tariff.

2.      Monthly Commitment.

        (a) During each of the first five (5) months of the Agreement Customer shall have no minimum usage requirements.

        (b) During the sixth (6th) through eighth (8th) monthly billing periods under this Agreement, Customer's Monthly Usage shall equal or exceed Two Hundred Fifty Thousand Dollars ($250,000).

        (c) During the ninth (9th) through tenth (10th) monthly billing periods under this Agreement, Customer's Monthly Usage shall equal or exceed Five Hundred Thousand Dollars ($500,000).

        (d) During the eleventh (11th) through twelfth (12th) monthly billing periods under this Agreement, Customer's Monthly Usage shall equal or exceed Seven Hundred Fifty Thousand Dollars ($750,000).

        (e) During the thirteenth (13th) monthly billing period through the remainder of the Service Term of this Agreement, Customer's Monthly Usage shall equal or exceed One Million Dollars ($1,000,000).

                                MCI CONFIDENTIAL

        (f) For purposes of this Agreement Paragraphs 2(a), 2(b), 2(c) and 2(d) combined shall comprise the "Ramp Period" (as more fully described in Paragraph 14 below) . Additionally, each such dollar amount set forth in the subparagraphs above shall be referred to as the "Monthly Commitment".

        (g) In the event Customer's Carrier Identification Code ("CIC") is not 80% percent loaded upon the completion of the fourth (4th) monthly billing period of the Ramp Period, MCI and Customer shall promptly meet to discuss the extension of the Ramp Period.

        (h) Monthly Usage shall mean Customer's domestic interstate usage of:
        MCI Carrier Network Service at the rates identified in Paragraph 4 below, MCI Carrier Operator Service, MCI Directory Assistance, MCI Debit Card Units, MCI Card Service, networkMCI Conferencing, MCI PRISM I Service and MCI 800 DAL Service after application of discounts earned hereunder, but not including any applicable taxes (and gross receipts taxes) and tax-related surcharges on MCI Services. Monthly Usage also includes usage of: (i) International Service (including MCI Service terminating in Canada and Mexico) at the rates set forth below but before any of the discounts earned under this Agreement, and International 800 DAL Service at standard tariffed rates less discounts earned under this Agreement (hereinafter "International Services"), but not including any applicable taxes (and gross receipts taxes) and tax-related surcharges on MCI International Services; and (ii) intrastate MCI Services at standard tariffed rates after application of any applicable tariffed discounts (hereinafter "Intrastate Services") but not including any applicable taxes (and gross receipts taxes) and tax-related surcharges on MCI Intrastate Services.

        (i) During and after the Ramp Period, if Customer's Monthly Usage is less than the applicable Monthly Commitment identified above, for that month Customer will pay the Customer's actual combined monthly recurring and usage charges for MCI services at standard MCI tariffed rates less applicable tariffed discounts, and an underutilization charge (which Customer agrees is reasonable) equal to fifteen percent (15%) of the difference between the Monthly Commitment and Customer's Monthly Usage capped at the Monthly Commitment.

        (j) During any three (3) monthly billing periods of the Service Term ("Quarter") in which Customer's total aggregate Monthly Usage equals or exceeds an amount equal to three (3) times the applicable Monthly Commitment or Customer's aggregate Monthly Usage of CNS Outbound International Service equals or exceeds an amount equal to three (3) times the CNS International Subcommitment, Customer shall receive a credit in an amount equal to any underutilization charges paid by Customer during such Quarter for the Monthly Commitment or CNS International Subcommitment, whichever is applicable. The credit shall be applied to Customer's domestic interstate

                                MCI CONFIDENTIAL
        invoiced usage charges (excluding taxes, surcharges and pass-through access/egress (or related) charges) appearing on Customer's monthly invoice following such Quarter.

        (k) (i) During each monthly billing period of the twelve (12) month Ramp Period in which Customer's Monthly Usage exceeds the Monthly Commitment, for such month, Customer shall receive a credit equal to the amount by which Customer's Monthly Usage exceeds the Monthly Commitment. However, in no event, shall the aggregate value of such credit(s) during the twelve (12) month Ramp Period exceed One Million Dollars ($1,000,000).

        (ii) If at the conclusion of the twelve (12) month Ramp Period, Customer's aggregate credit amount equals or exceeds Seven Hundred Fifty Thousand Dollars ($750,000), Customer shall be eligible to receive the credit(s) for two (2) additional monthly billing periods. However, in no event shall the aggregate value of the credits received during such two
        (2) additional monthly billing periods exceed the difference between the aggregate value of the credit at the conclusion of month twelve (12) of the Ramp Period and One Million Dollars ($1,000,000).

        (iii) The credits set forth in Paragraphs 2(k)(i) and 2(k) (ii) above shall be applied to Customer's Monthly Usage charges (exclusive of applicable taxes, surcharges, and pass-through access/egress(or related) charges) for MCI Services hereunder.

3.      Carrier Network Service

        (a)     In order to be eligible to purchase MCI Carrier Network
                Service:

                    1) Except in areas where service origination is not
                available from access providers via a Carrier Identification Code ("CIC"), Customer must originate all traffic via Customer's own CIC. Customer shall pay all charges associated with the installation of Customer's CIC in all Local Exchange Carrier ("LEC") end offices.

                    2) Customer shall comply with Section 64.1100 of the FCC's
                Rules and Regulations, as well as other applicable law or regulation pertaining to the sale and delivery of telecommunications service(s) to Customer's customers. MCI shall not be liable to Customer's customers for any claim, liability or expense asserted by those customers in connection with Customer's sale or delivery of such service(s), including the unauthorized conversion of a customer's Primary Interexchange Carrier ("PIC") designation to Customer's CIC. In the event Customer violates any FCC or other applicable law or regulation pertaining to the sale or delivery of Customer's service(s) and a final order is entered by the appropriate governmental body, MCI may terminate this Agreement on not less than five (5) days written notice.

                                MCI CONFIDENTIAL

        In addition, Customer shall take or pay the amount billed plus the difference between the amount billed in any month and the Monthly Commitment. Customer shall indemnify and hold MCI harmless from any actions, claims, suits or damages arising out of Customer's violation or alleged violation of any FCC or other applicable law or state regulation, and Customer shall pay all attorney fees and costs incurred by MCI in connection with such actions, claims, suits or damages.

                3) Customer agrees that it will obtain and maintain any and all approvals to resell MCI Carrier Network Service hereunder from the FCC, including requirements imposed by Section 214 of the Communications Act of 1934, as amended, and state regulatory bodies.

                4) Customer agrees to sell and bill MCI Carrier Network Service under its own name, identity or mark, and Customer further agrees not to reference MCI's name or marks in any context involving its furnishing of service(s) to the public except as provided herein. Customer agrees to abide by the "Use of Name Guidelines" contained in Exhibit D hereto. In reselling MCI Services under this Agreement, Customer will observe the highest standard of integrity and fair dealing with members of the public. Customer will do nothing to discredit, dishonor, reflect adversely upon or, in any manner, injure the reputation of MCI. Furthermore, Customer agrees to indemnify MCI for any actions, claims, suits or damages arising out of any allegation that if proved would cause Customer to be in breach of this provision and Customer shall also pay all attorney's fees and costs incurred by MCI due to any actions, claims, suits or damages arising out of such allegation.

                5) Except as set forth in Paragraph 11 herein, Customer shall have sole responsibility for interacting with its customers in all matters pertaining to service, including the placing and handling of service orders, service installation, operation and termination, dispute handling and resolution, and billing and collection matters. MCI shall incur no obligation, nor shall it be deemed to have any obligation, to interact with Customer's customers for any reason or purpose. Customer shall cooperate with MCI as necessary to address and resolve service-related issues and problems and shall impose upon its customers an obligation to cooperate, with Customer in addressing and resolving service-related issues and problems.



                                MCI CONFIDENTIAL

(b) Without limitation, if Customer fails to abide by the requirements in Paragraph 3(a) above, such failure shall be regarded as a material breach of this Agreement and MCI may terminate this Agreement on five
        (5) business days written notice.

(c) Customer agrees that MCI may use the National Leads Information System ("NLIS") or an appropriate internal MCI system to determine Working Telephone Number ("WTN") historical data regarding MCI and non-MCI PICs and Customer understands that such systems are not error free. MCI will not be liable to Customer for errors made in determining WTN in reliance on information contained in NLIS or internal MCI systems.

(d) Customer understands and accepts that, as part of MCI's normal business policy and practices and its obligations under law, MCI will engaqe in extensive marketing efforts in attempt to sell its services to the public and that such efforts will result in active competition with Customer for the business of users who are Customer's customers or prospects. Accordingly, Customer further understands and accepts that such competition by MCI is in all respects fair and proper and that Customer shall not complain, nor be heard to complain, of business lost to MCI. Under no circumstance shall any inference be derived that MCI's entry into this Agreement with Customer means that MCI will restrict its efforts to compete against Customer in any way.

(e) Customer understands and accepts that no fiduciary relationship arises by virtue of this Agreement and that, accordingly, MCI incurs none of the obligations that arise in such relationship as an incident of its fulfilling its obligations under this Agreement. Further, Customer understands and accepts that MCI is not an insurer of profits for Customer, nor does MCI guarantee the success of Customer's business as a result of Customer's receipt of service(s) under this Agreement.

(f) Customer agrees that if its end-user makes a call using 1OXXX access (utilizing Customer's CIC), from an ANI which Customer did not provide to MCI to enter into MCI's Billing and Order Entry systems, MCI will bill the call through the LEC at MCI tariffed rates, and MCI's name will appear as the service provider on the LEC invoice. Furthermore, Customer agrees its sales and marketing channels will only market 1OXXX access as a dialing option from ANIs that the end-user had PIC'd to the Customer's CIC, in areas where the Customer's CIC is pointed to MCI for termination.

                                MCI CONFIDENTIAL

4.      Carrier Network Service Rates.

        (a) INTERSTATE RATES. For Carrier Network Service, except for international service for which Customer shall pay the rates contained herein or tariff rates if rates are not contained herein, subject to the discounts contained in Paragraphs 4(1) and (m), during the Ramp Period and for as long as Customer achieves the Monthly Commitment, Customer will pay in addition to all installation charges, access and access-related charges, applicable surcharges, taxes and tax-related charges, the following non-distance sensitive "postalized" rate per minute as determined by Customer's overall monthly usage:

                                           Domestic Non-Dedicated
                                               Interstate Outbound
        Monthly Usage                    Day Rate       Non-Day Rate
        -------------                    --------       ------------
        $      0 - $999,999              Tariff           Tariff
        $1,000,000 - 1,499,999           $0.1188          $0.1093
        $1,500,000 +                     $0.1175          $0.1075

                                           Domestic Non-Dedicated
                                               Interstate 800
        Monthly Usage                    Day Rate       Non-Day Rate
        -------------                    --------       ------------
        $      0 - $999,999              Tariff           Tariff
        $1,000,000 - 1,499,999           $0.1275          $0.1162
        $1,500,000 +                     $0.1262          $0.1143

                                        Domestic Dedicated Interstate
                                                 Outbound
        Monthly Usage                              Rate
        -------------                            --------
        $      0 - $999,999                       Tariff
        $1,000,000 - 1,499,999                    $0.0900
        $1,500,000 +                              $0.0890

                                        Domestic Dedicated Interstate
                                                 Inbound
        Monthly Usage                              Rate
        -------------                            --------
        $      0 - $999,999                       Tariff
        $1,000,000 - 1,499,999                    $0.1061
        $1,500,000 +                              $0.1052

"Standard MCI tariffed rates" for Carrier Network Services shall be deemed to be tariffed Option G and Option F rates.

Customer is not eligible for any other tariffed discounts on such services.

                                MCI CONFIDENTIAL

(b) INTERSTATE OUTBOUND - EXTENDED CALL COVERAGE FOR ALASKA, PUERTO RICO, THE U.S. VIRGIN ISLANDS AND HAWAII. Customer will pay interstate rates at the switched to switched or dedicated to switched base rates Option G, Section C.3.0932 of the Tariff with associated maximizer discounts in Paragraphs 4(1) and (m). Customer is not eligible for any tariffed discounts on such service.

(c) INTERSTATE 800 - EXTENDED CALL COVERAGE FOR ALASKA, PUERTO RICO, THE U.S. VIRGIN ISLANDS AND HAWAII. Customer will pay interstate rates at the 800 Business Line Termination or Dedicated Termination Rates Option F, Section C.3.08213 of the Tariff with associated maximizer discounts in Paragraphs 4(1) and (m). Customer is not eligible for any tariffed discounts on such service.

(d) INTRASTATE RATES (OUTBOUND). Customer shall pay for outbound intrastate service tariffed rates for switched to switched or dedicated to switched base rates in each applicable MCI state tariff. The discounts contained in Paragraphs 4(1) and (m) will be supplemented by MCI with an additional discount of fifteen percent (15%). The discounts will be calculated on all intrastate outbound usage less taxes and tax-related surcharges. The resulting amounts will be applied to Customer's interstate usage only. Customer is not eligible for any other tariffed discounts on such service. Credits may not exceed Customer's interstate usage and may not be carried forward .

(e) INTRASTATE 800. For inbound intrastate service (800) Customer will pay the 800 Business Line Termination or Dedicated Termination Base Rates in each applicable MCI state tariff. MCI shall apply the maximizer discounts in Paragraphs 4(1) and (m) and an additional discount of fifteen percent (15%). The discounts will be calculated on all intrastate 800 usage less taxes and tax-related surcharges. The resulting amounts will be applied to Customer's interstate usage only. Customer is not eligible for any other standard tariffed discounts on such service. Credits may not exceed Customer's interstate usage and may not be carried forward.

(f)     CARRIER NETWORK SERVICE OUTBOUND INTERNATIONAL SUBCOMMITMENT.

                1) During each monthly billing period of the Service Term, Customer's usage of all MCI Carrier Network Services Outbound International service (net of taxes and tax-related surcharges) (excluding MCI service terminating in Canada and Mexico) shall equal or exceed One Hundred Thousand Dollars ($100,000) ("CNS International Subcommitment"). This CNS International Subcommitment shall be measured at the rates set forth in Paragraphs (j) and (k). If Customer fails to equal or exceed such subcommitment, Customer will pay Customer's

                                MCI CONFIDENTIAL
        actual combined monthly recurring and usage charges for MCI Carrier Network Services Outbound International services (excluding MCI service terminating in Canada and Mexico) at standard MCI Tariff rates less applicable Tariff discounts, and an underutilization charge equal to fifteen percent (15%) of the difference between the CNS International Subcommitment and Customer's Carrier Network Services Outbound International usage (excluding MCI service terminating in Canada and Mexico) billed at Tariff rates less applicable Tariff discounts.

(g) INTERNATIONAL OUTBOUND TERMINATING IN MEXICO. For international outbound service terminating in Mexico, Customer shall pay a postalized rate per minute of $0.100 for the U.S. portion and international rates at the Tariff Base Rates Option G, less a thirteen percent (13%) discount. Customer shall not receive any maximizer discount for this service. Customer is not eligible for any tariff discounts.

(h) INTERNATIONAL OUTBOUND TERMINATING IN CANADA. For international outbound service terminating in Canada, Customer shall pay a postalized rate per minute of $0.2000.

(i) INTERNATIONAL 800. For inbound international service (800), Customer will pay international 800 rates at the Tariffed 800 Base Rates Option F, Section C.3.07314 with associated maximizer discounts in Paragraphs 4(1) and (m). Customer is not eligible for any tariffed discounts on such service.

(j) INTERNATIONAL DEDICATED OUTBOUND SERVICE. For international dedicated outbound service, Customer shall receive the rates in Exhibit A less $.0300 per minute on each country rate. Where country rates are not contained in Exhibit A, Customer will pay international rates at the Tariffed Base Rates Option C.3.073 with associated maximizer discounts in Paragraph 4(m). Customer is not eligible for any tariffed discounts on such service except as provided herein.

(k) INTERNATIONAL NON-DEDICATED CARRIER NETWORK SERVICE. Customer shall receive the rates set forth in Exhibit A for all usage of Non-Dedicated International Carrier Network Service. Where country rates are not contained in Exhibit A, Customer will pay Tariff rates less Tariff discounts. All of the rates contained in this Paragraph 4(k) shall receive the associated maximizer discounts in Paragraph 4(1). Customer is not eligible for any other standard tariffed discounts on such service except as provided herein.

(1) NON-DEDICATED MARKETING MAXIMIZER DISCOUNTS. Customer will receive an additional discount on all usage of non-dedicated MCI Carrier Network Service less taxes and tax-related surcharges based on the number of non-MCI ANIs or WTNs (ANIs


                                MCI CONFIDENTIAL
or WTNS that have not been PICed to MCI for at least the previous ninety (90)
days) that Customer converts to MCI. Each month MCI will calculate the overall cumulative total of non-MCI ANIs or WTNs converted to MCI and then apply a discount to Customer's usage as follows:

        Percentage of MCI        Percentage of Non-Dedicated
        Customer Numbers Sold    Usage Eligible for 20%
        by Customer              Maximizer Discount
        -----------              ------------------
        20% or less                      100%
        21% - 25%                         95%
        26% - 30%                         90%
        31% - 40%                         80%
        41% - 50%                         70%
        51% - 60%                         60%

(m) DEDICATED MARKETING MAXIMIZER DISCOUNTS. Customer will receive an additional discount on all usage of dedicated MCI Carrier Network Service less taxes and tax-related surcharges based on the number of non-MCI DALs that Customer converts to MCI. Each month MCI will calculate the overall cumulative total of non-MCI DALs converted to MCI and then apply a discount to Customer's usage as follows:

        Percentage of MCI        Percentage of Dedicated Usage
        Customer DALs Sold       Eligible for 20%
        by Customer              Maximizer Discount
        -----------              ------------------
        20% or less                      100%
        21% - 25%                         95%
        26% - 30%                         90%
        31% - 40%                         80%
        41% - 50%                         70%
        51% - 60%                         60%

(n) If Customer's dedicated Carrier Network Services usage exceeds twenty percent (20%) of Customer's total Carrier Network Services usage, then the dedicated Carrier Network Services usage in excess of such twenty percent (20%) shall not receive the Maximizer Discount provided pursuant to Paragraph 4(m).

(o) During the Ramp Period of the Agreement, MCI will not measure converted MCI ANIs, WTNS or DALs for the purpose of applying the Maximizer Discount. All ANI's, WTNs and DALs will receive the twenty percent (20%) Maximizer Discount. In the month following the end of the Ramp Period, MCI will begin to measure and apply the above formula based on a monthly average of ANI's, WTN's or DAL's to be installed to date.



                                MCI CONFIDENTIAL

(p)     INTERNATIONAL OPTIMIZER.

                1) In addition to the other rates and discounts for MCI CNS International Service (excluding CNS International Service terminating in Canada and Mexico) contained herein, and in each month in which Customer equals or exceeds the International Subcommitment, Customer shall receive an additional three percent (3%) monthly discount on Customer's net monthly usage charges for MCI CNS International Service terminating in the five (5) countries (excluding Canada or Mexico) with the largest amount of MCI CNS International Service usage; provided, however, in no event shall the amount of Customer's total MCI CNS International Service usage receiving such three percent (3%) discount exceed thirty percent (30%) of Customer's total MCI CNS International Service usage (excluding usage to Canada and Mexico) for that month.

(q) DIRECTORY ASSISTANCE. For switched to switched and dedicated to switched directory assistance, Customer shall pay $0.38. In each month in which Customer's total number of directory assistance calls exceed twenty five thousand (25,000), the above postalized rate for directory assistance shall be reduced by $0.0100.

(r) HIGH TELCO COSTS. On a monthly basis, for CNS, MCI shall determine Customer's minutes of use originating from or terminating to the specific local exchange carriers identified in Schedule B below for the following traffic types ("LEC Minutes"):

        - CNS international, interstate, intrastate and intralata outbound switched to switched and switched to dedicated; and

        - CNS interstate, intrastate and intralata inbound switched to switched.

        For the same CNS traffic types above, MCI shall determine the total CNS minutes of use originating from or terminating to the United States, Puerto Rico and the U.S. Virgin Islands regardless of the originating and terminating local exchange carrier. These minutes of use shall be referred to as "Total Minutes."

        If LEC Minutes exceed twenty percent (20%) of Total Minutes ("20% Cap") in any month, Customer shall pay the following per minute surcharge in Schedule A in such month for each LEC Minute that exceeds the 20% Cap based on the local exchange carrier territory in Schedule B in which the call originates and/or terminates. The per minute surcharges listed in

                                MCI CONFIDENTIAL

        Schedule A shall apply to each switched end of the call originating or terminating in the LECS listed in Schedule B. For example, for a CNS outbound interstate switched to switched minute originating in a Kansas area served by Pioneer and terminating in a Wisconsin area served by Urbane Tel, Customer shall pay a per minute surcharge of $O.063 ($O.030 plus $0.033).

        The per minute surcharge shall be calculated by multiplying the applicable per minute surcharge in Schedule A by the percentage exceeding the 20% Cap times the minutes of the phone call. For example, assuming Customer has 1,000 Total Minutes with 300 LEC Minutes (this equals 30% LEC Minutes with 10% or one- third (1/3) of the LEC Minutes exceeding the 20% Cap), the per minute surcharge for a 10 minute CNS switched to switched call originating in the Southwestern Bell Telco Region and terminating in the Ameritech Telco Region would be calculated as follows:

        ($0.030 + $0.033) x 1/3 x 10 minutes = $0.2098 surcharge for this call.

                                 SCHEDULE A

                                 PER MINUTE SURCHARGE
        Telco Region             Originating      Terminating
        ------------             -----------      -----------
        Southwestern Bell        $0.030           $0.033
        Bell South               $0.030           $0.033
        Pac Bell                 $0.030           $0.035
        US West                  $0.030           $0.035
        Ameritech                $0.030           $0.033
        NYNEX                    $0.020           $0.020
        Bell Atlantic            $0.005           $0.005

                                 SCHEDULE B

                                 TELCO REGIONS
                               Southwestern Bell
                               -----------------
                  State                             Company
                  -----                             -------
                  Arkansas                          Century
                  Arkansas                          Mountain Home
                  Kansas                            Pioneer
                  Missouri                          Fidelity
                  Missouri                          Lissouri Tel
                  Oklahoma                          Pioneer
                  Texas                             Sugarland
                  Texas                             San Marcos
                  Texas                             Eastex
                  Texas                             Etex
                  Texas                             Fort Bend
                  Texas                             Guadalupe

                                MCI CONFIDENTIAL

                  Texas                             Hill Country
                  Texas                             Kerrville
                  Texas                             Lufkin Conroe

                                   Bell South
                                   ----------

                  State                             Company
                  -----                             -------
                  Alabama                           Gulf
                  Alabama                           Monroeville
                  Alabama                           Peoples
                  Alabama                           Southland
                  Alabama                           GTE South
                  Mississippi                       Home
                  N. Carolina                       Citizen
                  N. Carolina                       Concord
                  N. Carolina                       GTE South
                  N. Carolina                       Heins
                  N. Carolina                       Lexington
                  N. Carolina                       North State
                  N. Carolina                       Skyline
                  N. Carolina                       Star Tel
                  N. Carolina                       Surry
                  N. Carolina                       AllTel of KY
                  Florida                           St.Joseph Tel
                  Florida                           Centel of FL
                  Florida                           United of FL
                  Florida                           GTE South
                  Georgia                           Coastal Utilities
                  Georgia                           Standard
                  Georgia                           AllTel of GA
                  Kentucky                          AllTel of KY
                  Kentucky                          Bandenburg
                  Kentucky                          Foothills Rural
                  Kentucky                          Mountain Rural
                  Kentucky                          South Central Rural
                  Kentucky                          West KY Rural
                  Kentucky                          GTE South
                  Louisiana                         Central LA
                  Louisiana                         Coastal Tel. & Elec.
                  Louisiana                         East Ascension
                  Louisiana                         Lafourche
                  Louisiana                         Evangeline
                  S. Carolina                       Chester Tel
                  S. Carolina                       Farmers tel
                  S. Carolina                       Fort Mill
                  S. Carolina                       Hargray Tel
                  S. Carolina                       Home
                  S. Carolina                       Lancaster Tel
                  S. Carolina                       Rock Hill
                  S. Carolina                       GTE South
                  Tennessee                         Ben Lomand Rural
                  Tennessee                         Concord Tel

                                MCI CONFIDENTIAL

                  Tennessee                         Dekalb
                  Tennessee                         Millington
                  Tennessee                         N. Central Rural
                  Tennessee                         Twin Lakes Tel

                                     PacBell
                                     -------
                  State                             Company
                  -----                             -------
                  California                        Citizens Telecom
                  California                        Sierra Tel
                  California                        Roseville Tel
                  Nevada                            Mid America
                  Nevada                            Great Plains Tel

                                     US West
                                     -------
                  State                             Company
                  -----                             -------
                  Iowa                              Northwest Iowa
                  Iowa                              Jefferson Tel
                  Iowa                              Iowa Network
                  Iowa                              South Slope Tel
                  Minnesota                         Minn. Equal Access
                  Minnesota                         Mankato Citizens Tel
                  Minnesota                         East Otter Tail
                  South Dakota                      Brookings Municipal
                  Washington                        Pacific Telecom
                  Washington                        Ellensburg Tel

                                    Ameritech
                                     -------
                  State                             Company
                  -----                             -------
                  Illinois                          Harrisonville
                  Illinois                          Illinois Consolidated
                  Illinois                          Mt. Pulaski
                  Indiana                           NW Indiana Tel
                  Michigan                          CC&S Telephone
                  Michigan                          Century of Michigan
                  Michigan                          Climax Tel
                  Ohio                              Champaign Tel
                  Ohio                              Chilicothe
                  Wisconsin                         Century of Wisconsin
                  Wisconsin                         Mid-Plaines Tel
                  Wisconsin                         Monroe County
                  Wisconsin                         Northwest Tel
                  Wisconsin                         Solon Springs
                  Wisconsin                         Urban Tel
                  Wisconsin                         Wood County Tel

                                      NYNEX
                                     -------
                  State                             Company
                  -----                             -------
                  Maine                             Island Tel
                  Maine                             Hampden Tel
                  Maine                             Hartland
                  Maine                             St. Albany's Tel

                                MCI CONFIDENTIAL

                  Maine                             Somerset Tel
                  Maine                             Warren Tel
                  Maine                             West Penobscot
                  New Hampshire                     Chichester Tel
                  New Hampshire                     Keasarge Tel
                  New Hampshire                     Meriden Tel
                  Vermont                           Ludow Tel
                  Vermont                           Northfield Tel
                  Vermont                           Perkinsville Tel
                  New York                          Ausable Valley Tel
                  New York                          Edwards Tel
                  New York                          Citizens
                  New York                          Highland Tel, NY
                  New York                          Oriskany Falls Tel
                  New York                          Port Byron Tel
                  New York                          Rochester Tel
                  New York                          Seneca-Gorham Tel, NY
                  New York                          Sylvan Lake NY

                                  Bell Atlantic
                  State                             Company
                  -----------------                 ----------------------
                  New Jersey                        United Tel
                  Pennsylvania                      Breezewood Tel
                  Pennsylvania                      Brookville Tel
                  Pennsylvania                      Canton Telephone
                  Pennsylvania                      Enterprise Tel
                  Pennsylvania                      GTE of PA
                  Pennsylvania                      Contel of PA
                  Pennsylvania                      Alltel Penna Inc
                  Pennsylvania                      Lakewood Rural
                  Pennsylvania                      Murrysville Tel
                  Pennsylvania                      Oswayo River Tel
                  Pennsylvania                      Quaker State Tel
                  Pennsylvania                      Sugar Valley Tel
                  Pennsylvania                      United Tel of PA
                  Virginia                          Amellia Tel Corp
                  Virginia                          Contel VA
                  Virginia                          Va Hot Springs
                  Virginia                          Central Tel of VA
                  West Virginia                     Mountain State Tel
                  West Virginia                     Inter Mountain Telco WV
                  Virginia                          GTE South

(s)     RELI.   Customer shall receive the rates, terms and
        conditions for MCI's RELI Service as set forth in Exhibit
        E.

5. ANI Management Responsibilities. On or before the thirtieth (30th) day after the close of the billing cycle, MCI will provide Customer with a list of ANIs, including traffic minutes and number of calls associated with ANIs associated

                                MCI CONFIDENTIAL
        with Customer's Carrier Network Services Account ("MCI Active ANI List"). Within thirty (30) days after Customer's receipt of the MCI Active ANI List, Customer shall provide to MCI, in writing, with a report of all ANIs in the billing cycle covered by the MCI Active ANI List that were either: (1) ordered by Customer to be added by MCI to the Customer's account, but which were not added to Customer's Network Account; or (2) on the MCI Active ANI list but which Customer had requested be deleted. For any ANI not timely included by Customer in the Customer ANI Report: (1) Customer shall be liable to MCI for charges associated with said ANI; and (2) MCI shall not be liable to Customer for any costs, claims or damages resulting from failure to implement Customer's directions with respect to said ANI.

6. Detention Facilities. Customer may not use MCI Carrier Network Services in conjunction with the provision of communications services to any detention facility, including, but not limited to, any local, state or federal prison.

7.      Additional Rates.

        Customer shall receive the following rates during the Service Term for MCI Services which terminate at a switch owned and operated by Customer. During the Ramp Period, Customer shall receive the rates set forth below and where Monthly Usage levels are provided, Customer shall receive the rates at the Monthly Usage level of One Million Dollars ($1,000,000) to One Million Four Hundred Ninety Nine Thousand Nine Hundred Ninety Nine Dollars ($1,499,999) unless Customer's usage falls into a higher Monthly Usage level, in which case Customer shall receive the rates for that level. For MCI Services that require a subcommitment, Customer shall receive the rates and discounts associated with Customer's subcommitment level during the Ramp Period. Customer shall pay standard tariff rates less applicable tariff discounts for all Intrastate Services.

        Rates set forth in this Paragraph 7 do not include charges for installation, taxes, tax-related surcharges, any other applicable surcharges, charges for access and access-related charges (including, without limitation, access charges in the Tariff, which are additional) except as otherwise provided. Rates are in lieu of any discounts, promotions, surcharges, and credits otherwise applicable pursuant to the Tariff.

        As a promotional offering to Customer for executing this Agreement on or before the final date this offer is capable of acceptance, as specified in Paragraph 27 of the Agreement, Customer shall pay MCI a monthly recurring Central Office Connection charge of One Hundred Dollars ($100) per circuit

                                MCI CONFIDENTIAL
        and a monthly recurring Access Coordination charge of Fifty Dollars ($50) per circuit for MCI T-1 digital gateway access circuits installed prior to the Effective Date of this Agreement and currently utilized by Customer, and for MCI T-1 digital gateway access circuits installed pursuant to this Agreement. Such charges shall be in effect for the term of this Agreement, after which Customer shall pay standard tariffed rates for such circuits.

        (a)     Domestic Interstate MCI PRISM I Service.

                1) Except as provided in Paragraph 7(a)2), for domestic interstate switched outbound service originating via dedicated access from a Customer-owned location(s) to an MCI point of presence, except for service terminating to Alaska, Hawaii, Puerto Rico, and the U.S. Virgin Islands for which Customer shall pay Tariff rates less applicable Tariff discounts, Customer will pay the following applicable non-distance sensitive ("postalized") rate per minute as determined by Customer's Monthly Usage:

                                                     Rate
        Monthly Usage                             Per Minute
        -------------                             ----------
        $0 to $999,999                            Tariff
        $1,000,000 to $1,499,999                  $0.0560
        $1,500,000 and above                      $0.0555

                2) Customer shall pay the postalized rate per minute as determined by Customer's Monthly Usage as set forth below for domestic interstate MCI PRISM I Service terminating in the following Number Plan Area Codes ("NPAs"):

        NPA                     STATE                            MAJOR CITY
        ---                     -----                            ----------
        714                     California                       Irvine
        909                     California                       Los Angeles
        310                     California                       Los Angeles
        213                     California                       Los Angeles
        510                     California                       Oakland
        916                     California                       Sacramento
        619                     California                       San Diego
        415                     California                       San Francisco
        408                     California                       San Jose
        818                     California                       Sherman Oaks
        202                     District of Columbia
        302                     Delaware                         Dover
        410                     Maryland                         Baltimore
        301                     Maryland                         Rockville
        201                     New Jersey                       Newark
        215                     Pennsylvania                     Philadelphia

                                MCI CONFIDENTIAL

        610                     Pennsylvania                     Philadelphia
        412                     Pennsylvania                     Pittsburgh
        703                     Virginia                         Arlington
        504                     Virginia                         Arlington
        804                     Virginia                         Richmond
        304                     West Virginia                    Charleston
        216                     Ohio                             Cleveland
        614                     Ohio                             Columbus
        513                     Ohio                             Cincinnati
        419                     Ohio                             Toledo
        313                     Michigan                         Detroit
        810                     Michigan                         Detroit
        517                     Michigan                         Lansing
        616                     Michigan                         Grand Rapids
        312                     Illinois                         Chicago
        708                     Illinois                         Chicago
        630                     Illinois                         Chicago
        309                     Illinois                         Peoria
        414                     Wisconsin                        Milwaukee
        608                     Wisconsin                        Madison
        812                     Indiana                          Evansville
        219                     Indiana                          South Bend
        317                     Indiana                          Indianapolis

                                Postalized Rates
                                ----------------

        Monthly Usage                    Rate Per Minute
        -------------                    ---------------

        $0 to $999,999                     Tariff
        $1,000,000 to $1,499,999           $0.0520
        $1,500,000 and above               $0.0515

        (b)     Domestic Interstate MCI 800 DAL Service.

                1) Except as provided in Paragraph 7(b)2) below, for domestic interstate inbound services terminating via dedicated access from an MCI point of presence to Customer-owned location(s), except for service originating from Alaska, Hawaii, Puerto Rico, and the U.S. Virgin Islands for which Customer shall pay Tariff rates less applicable Tariff discounts, Customer will pay the following applicable postalized rate per minute as determined by Customer's Monthly Usage:

                                         Rate
        Monthly Usage                    Per Minute
        -------------                    ----------
        $0 to $999,999                   Tariff
        $1,000,000 to $1,499,999         $0.0716
        $1,500,000 and above             $0.0710


                                MCI CONFIDENTIAL

                2) Customer shall pay the postalized rate per minute as determined by Customer's Monthly Usage as set forth below for domestic interstate MCI 800 DAL Service originating in the following NPAs:

        NPA                     STATE                    MAJOR CITY
        ---                     -----                    ----------
        714                     California               Irvine
        909                     California               Los Angeles
        310                     California               Los Angeles
        213                     California               Los Angeles
        510                     California               Oakland
        916                     California               Sacramento
        619                     California               San Diego
        415                     California               San Francisco
        408                     California               San Jose
        818                     California               Sherman Oaks
        202                     District of Columbia
        302                     Delaware                 Dover
        410                     Maryland                 Baltimore
        301                     Maryland                 Rockville
        201                     New Jersey               Newark
        215                     Pennsylvania             Philadelphia
        610                     Pennsylvania             Philadelphia
        412                     Pennsylvania             Pittsburgh
        703                     Virginia                 Arlington
        540                     Virginia                 Arlington
        804                     Virginia                 Richmond
        304                     West Virginia            Charleston
        216                     Ohio                     Cleveland
        614                     Ohio                     Columbus
        513                     Ohio                     Cincinnati
        419                     Ohio                     Toledo
        313                     Michigan                 Detroit
        810                     Michigan                 Detroit
        312                     Illinois                 Chicago
        708                     Illinois                 Chicago
        630                     Illinois                 Chicago
        414                     Wisconsin                Milwaukee
        317                     Indiana                  Indianapolis
        205                     Alabama                  Montgomery
        334                     Alabama                  Montgomery
        305                     Florida                  Miami
        954                     Florida                  Miami
        813                     Florida                  Tampa
        941                     Florida                  Tampa
        904                     Florida                  Jacksonville
        404                     Georgia                  Atlanta
        770                     Georgia                  Atlanta
        502                     Kentucky                 Louisville
        504                     Louisiana                New Orleans

                                MCI CONFIDENTIAL

        601                     Mississippi              Jackson
        919                     North Carolina           Raleigh
        910                     North Carolina           Raleigh
        704                     North Carolina           Charlotte
        803                     South Carolina           Columbia
        615                     Tennessee                Nashville

                                Postalized Rates
                                ----------------

        Monthly Usage                            Rate Per Minute
        -------------                            ---------------

        $0 to $999,999                           Tariff
        $1,000,000 to $1,499,999                 $0.0685
        $1,500,000 and above                     $0.0680

                3) The above rates for MCI 800 DAL Service do not include any feature charges described in the Tariff, including, but not limited to, any 800 Service Management System ("SMS") charges or RESP ORG charges, which may be additional. Except as provided below, Customer shall pay Tariff rates for feature charges associated with MCI 800 DAL Service. For the features identified below, Customer shall pay Tariff rates except that for each Corporate I.D., Customer shall pay a maximum of:

        $300 per month, per Corporate I.D. for monthly charges
        $100 per month, per Corporate I.D. for installation charges $300 per month, per Corporate I.D. for change order charges

                                     Feature
                                     -------
        Point of Call Routing                    Most Available Agent Routing
        Day of Week Routing                      MCI Rules Based Routing
        Time Interval Routing                    Tailored Call Coverage
        Holiday Routing                          MCI Profile Routing
        MCI Quota Routing                        DNIS
        Percentage Allocation Routing            Id Codes (per 100)
        Sequential Allocation Routing

        (c)     Domestic Debit Card Units

                1) Customer shall utilize MCI for the debit card platform and transport of Customer's domestic interstate termination of debit card traffic. Debit card units shall be as defined in the Tariff (hereinafter "Debit Card Units") . The rates below shall include access to the MCI debit card platform, transport, order entry and debit card activation. Customer shall pay the following rate per Debit Card Unit, as determined by the number of Debit Card Units purchased by Customer in each individual purchase, and not determined by the aggregate number of

                                MCI CONFIDENTIAL

        Debit Card Units purchased throughout the Service Term.

        Total Units              Total Monthly Commitment
        Per Order                        $100,000+
        ---------                        ---------
         50,000   -   300,000            $0.170
Above   300,000   -   600,000            $0.160
Above   600,000   -   900,000            $0.150
Above   900,000   - 2,000,000            $0.140
Above   2,000,000 - 5,000,000            $0.130

        Customer shall order a minimum of Fifty Thousand (50,000) Units per order.

        2) Customer's Debit Card Units will only be reduced by the Debit Card Units utilized by completed calls (calls that are answered at the ultimate destination).

        3) In addition to the above rates, Customer shall pay an additional Six Hundred Dollar ($600.00) charge for each customized script identifying Customer to its end user.

        4) Customer shall be solely responsible for all card fulfillment, customer service and any operator services except as provided in Paragraph 7(c)7) below.

        5) Customer shall not include MCI's name or logo on any Customer debit card.

        6) The rates and credits set forth above shall apply only to Carrier Domestic Debit Card Orders.

        7) If Customer chooses Operator Services for its end users, Customer will be charged an additional $0.01 per unit for each debit card order.

        (d)     networkMCI Conferencing.

                1) For domestic interstate Dial-Out and 800 Meet Me networkMCI Conferencing Service, Customer shall pay the following non-distance sensitive ("postalized") rates per minute for each bridge port (inclusive of tariff set-up fees) used during all conference calling and calculated on monthly usage:






                                MCI CONFIDENTIAL

                Monthly                       Per Minute
                Forum Usage              Rate Per Bridge Port
                -----------              --------------------

                $    0   - $10,000                $0.2800
                $10,000  - $20,000                $0.2750
                $20,000  - $30,000                $0.2700
                $30,000  - $40,000                $0.2650
                $40,000  - $50,000                $0.2600
                $50,000+                          $0.2550

                 2) For domestic interstate unattended networkMCI Conferencing Service, Customer shall pay the following postalized rates per minute for each bridge port (inclusive of tariff set-up fees) used during all conference calling and calculated on monthly usage:

                Monthly                        Per Minute
                networkMCI Usage          Rate Per Bridge Port
                ----------------          --------------------
                $     0  - $10,000                $0.2200
                $10,000  - $20,000                $0.2162
                $20,000  - $30,000                $0.2125
                $30,000  - $40,000                $0.2087
                $40,000  - $50,000                $0.2050
                $50,000+                          $0.2012

                 3) For domestic interstate Local Meet Me networkMCI Conferencing Service, Customer shall pay a per minute rate of $0.19 for each bridge port (inclusive of tariff set-up fees) used during all conference calling.

                 4) In order to receive the rates set forth in subsections 7(d)(1), 7(d)(2) and 7(d)(3) above, Customer must fulfill the following criteria throughout the term:

                 (a) Customer shall provide an 800 line exclusively used for customer service purposes; and

                 (b) Customer shall provide an 800 line to the MCI Conference Center exclusively used for reservations; and

                 (c) Customer shall provide its own customer service personnel and access.

                 5) MCI shall provide to Customer: (i) generic branding for inbound conference calls; and (ii) customized branding for inbound calls for reservation services. However, MCI shall not provide billing services to Customer's end-users.

                 6) The rates provided herein are in lieu of any tariff promotions or discounts.

                                MCI CONFIDENTIAL

                 7) Set up charges in Tariff will be waived. All other ancillary charges in Tariff will not be waived.

        (e) MCI Card Service and Associated Enhanced Services.

                 Customer will receive the discounts for MCI Card Service and Associated Enhanced Services set forth in Exhibits B and C.

        (f) MCI Carrier Operator Services.

                 Customer will receive the rates, service terms and conditions for MCI Carrier Operator Services as set forth in Attachment 2.

        (g) Domestic Interstate Directory Assistance.

                1) For domestic interstate Directory Assistance, Customer will pay, in addition to all applicable federal, state and local taxes and surcharges, $0.35 per call.

                2) In each month in which Customer's total number of Directory Assistance calls exceeds twenty five thousand (25,000), the above postalized rate for Directory Assistance shall be reduced by $0.0100.

8.      Installation Waivers.

                Customer shall receive a credit of up to Six Hundred Eighty Thousand Dollars ($680,000) less amounts awarded to Customer pursuant to the installation waiver provision set forth in the MCI Carrier Agreement effective September 1, 1995 and is hereby terminated upon the Effective Date of this Agreement. Such credit herein shall be applied to the one-time installation (including CIC installation) and other one-time non-recurring MCI-billed tariffed charges associated with the implementation of Carrier Network Services. In no event shall the value of such credit for each: (i) TDS 1.5 circuit exceed $2,500; or (ii) TDS-45 circuit exceed $5,000. Additionally, from this installation waiver credit, MCI will reimburse Customer on a monthly basis for PIC change charges not to exceed Five Dollars ($5.00) per PIC.

9.      Revenue Achievement Bonus Program.

                (a) If Customer's total Monthly Usage during the Ramp Period and Service Term equals or exceeds Forty Four Million Six Hundred Fifty Five Thousand Dollars ($44,655,000) ("Credit Minimum"), Customer shall receive a one-time credit in an amount equal to one month's Monthly Usage of MCI Services. Such credit shall not exceed Customer's Monthly Commitment.

                                MCI CONFIDENTIAL

                (b) If the credit provided pursuant to the paragraph above is earned prior to the conclusion of the Service Term, each time Customer's total aggregate Monthly Usage earned thereafter equals or exceeds Thirty Million Nine Hundred Fifteen Thousand Dollars ($30,915,000), Customer will receive a one-time credit equal to one month's Monthly Usage of MCI Services. Such credit will be based on the invoice in which Customer's usage equals or exceeds such amount and will be applied to Customer's next available invoice.

                (c) Customer may only receive one credit pursuant to Paragraph 9(a) or (b) during any consecutive twelve (12) month period ("Annual Period"). Credits earned in one Annual Period may not be carried forward to the next Annual Period. Each credit shall equal no more than One Million Dollars ($1,000,000). The credits set forth in Paragraphs 9(a) and (b) above shall be applied to Customer's domestic interstate and international usage charges (exclusive of applicable taxes, surcharges, and pass-through access/egress (or related) charges) for MCI Services hereunder.

10.     Security.

                Nothing contained herein shall limit or be interpreted to limit MCI's right, as provided for in Section B-7.04 of MCI Tariff FCC No. 1, to require, in MCI's sole discretion, security from Customer, and Customer's failure or refusal to provide such security upon MCI's reasonable request therefor may result in the cancellation of this Agreement and Customer's service for cause pursuant to Section B-11.01 of the Tariff. The security arrangements provided for hereunder shall survive the expiration of the Service Term, as defined herein, and shall remain in effect so long as Customer remains a user or has any outstanding balance due for use of MCI service(s).

11.     Payment.

        (a) Customer shall pay MCI for all MCI service(s) provided during the usage month within twenty five (25) days from the last day of the usage month. If Customer has received MCI's invoice, Customer will pay MCI the amount invoiced. If Customer has not received MCI's invoice for the services provided prior to the date when Customer must pay MCI, Customer will pay MCI an amount estimated to be billed for services provided during the prior month ("Estimated Payment") . At the initiation of this Agreement, if Customer has not received MCI's invoice prior to the date when Customer must pay MCI for services provided during the first month of this Agreement, the Estimated Payment will be equal to

                                MCI CONFIDENTIAL

        Customer's estimate of its prior month's usage. For each month thereafter, the Estimated Payment will be equal to the amount of the prior MCI invoice, or invoices which reflect one month's total usage of MCI services received by the Customer.

        (b) Within ten (10) days of the date of MCI'S invoice, MCI and Customer will reconcile the Estimated Payment with the MCI invoice amount for such month. MCI shall credit any Estimated Payment amount in excess of the MCI invoice amount for such month on the next available invoice. Immediately after reconciliation, Customer shall pay MCI any amount the Estimated Payment was less than the MCI invoice amount for such month.

        (c) Customer's failure to pay the invoiced amount in full within said twenty five (25) day period may result in the exercise by MCI of its rights under the security provisions contained in Paragraph 10, immediately above, or in such Paragraph as it may be amended during the Ramp Period and Service Term.

        (d) For each month that Customer pays the amount invoiced within said twenty five (25) day period described above, Customer shall receive a discount equal to one percent (1%) of the amount invoiced (less charges for installation, taxes, tax-related surcharges, any other applicable surcharges, charges for access and access-related charges, including, without limitation, access charges in the Tariff) in such month which discount shall be applied to Customer's total monthly domestic interstate usage for MCI services under this Agreement appearing on the next month's invoice.

12.     Dispute Resolution.

        (a) Except as otherwise provided herein, any claims arising out of or related to this Agreement, shall be made within one hundred and twenty
        (120) days of their occurrence. If such claims cannot be resolved by negotiation, they shall be settled by binding arbitration in accordance with the rules contained in MCI Tariff FCC No. 1 ("Arbitration Rules"). Neither party may seek injunctive relief of any kind prior to the confirmation of an arbitration award, except that MCI may seek injunctive relief against Customer for violation of Paragraphs 3(a)2),
        3) and 4), herein. Any claims made after one hundred and twenty (120) days of the occurrence giving rise to such claims shall be barred.

        (b) Either MCI or Customer may initiate arbitration by providing written demand for arbitration, a copy of this Agreement and the administrative fee required by the Arbitration Rules to the Endispute (or if Endispute is not

                                MCI CONFIDENTIAL
                                       25
        available to the American Arbitration Association) office located in Washington, D.C. A copy of such notice shall also be provided to the other party. The remaining cost of the arbitration, including the fees and expenses of the arbitrator, shall be shared equally by the parties unless the arbitration award provides otherwise. Each party shall bear the cost of preparing and presenting its case.

        (c) One (1) arbitrator shall be appointed in accordance with the Arbitration Rules within sixty (60) days of the submission of the demand for arbitration, unless both parties otherwise agree in writing. The Arbitrator shall designate the time and place for the hearing within thirty (30) days of his or her appointment. MCI and the Customer agree that the Arbitrator's authority to grant relief shall be subject to the provisions of this Agreement, the United States Arbitration Act, 9 U.S.C. 1-16 et. seq. ("USAA"), the ABA-AAA Code of Ethics for Arbitrators in Commercial Disputes, MCI Tariff FCC No. 1, substantive law, and the Communications Act of 1934, 47 U.S.C. 151 et. seq. The Arbitrator's decision shall follow the plain meaning of the relevant documents, and shall be final and binding.

        (d) MCI and the Customer agree to undertake all reasonable steps to expedite the arbitration process.

        (e) Notwithstanding any other provision of this Agreement, interpretation and construction of this Paragraph shall be governed by the USAA. MCI and the Customer further agree that judgment may be entered upon the award in any court having jurisdiction thereof, and that all post-award proceedings shall be governed by the USAA.

13.     Termination for Insolvency.

                In the event Customer becomes or is declared insolvent or bankrupt, is the subject of any proceeding related to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, MCI may, by giving seven (7) business days written notice thereof to Customer, terminate this Agreement without liability or obligation, in whole or in part, as of a date specified in such notice of termination.

                                MCI CONFIDENTIAL

14.     Term.

                The Ramp Period under this Agreement shall begin on April 1, 1996, provided Customer executes this Agreement on or before March 31, 1996 and shall continue for twelve (12) months. Alternatively, the Ramp Period shall begin on the first day of the first full month following the execution of this Agreement by MCI ("Effective Date") and shall continue for twelve (12) months. The service term shall begin on the first day of the thirteenth (13th) consecutive monthly billing period and will continue for a period of thirty (30) months thereafter ("Service Term"). In the event Customer's CIC is not 80% loaded as identified in Paragraph 2(g) above, MCI and Customer shall promptly meet to discuss the extension of the Ramp Period. In the event the Ramp Period is extended, the Service Term shall commence upon the completion of the revised Ramp Period. Nothing contained herein, however, shall modify or be deemed to modify MCI's right to terminate this Agreement either as provided herein, or as authorized in Section B-11.01 of the Tariff, immediately upon notice to Customer if Customer fails or refuses to provide alternative or additional security requested pursuant to Section B-7.04 of the Tariff, or to terminate provision of service for any other cause as provided for in Section B-11.01 of the Tariff or as otherwise provided for in this Agreement. Upon expiration of the Service Term, Customer shall receive tariffed rates less applicable tariff discounts for services hereunder.

15.     Termination at Will.

                During the first six (6) months of the Ramp Period, either party may terminate this Agreement without liability by giving the other party thirty (30) days written notice. However, if the first six (6) months of the Ramp Period expires without such notice being given, this Agreement shall remain in full force and effect.

16.     Expiration of Term.

                Unless the Service Term has been extended in writing by the parties, upon expiration of the Service Term or termination of this Agreement, Customer shall be fully subject to all the terms and conditions, including standard tariffed rates, set forth in the Tariff for MCI service(s) received by Customer after such expiration.

17.     Termination Liability.

                If Customer terminates this Agreement during the Service Term or MCI terminates this Agreement during the Service Term for Customer's breach, Customer will pay MCI within thirty

                                MCI CONFIDENTIAL

        (30) days of the effective date of such termination an amount equal to fifteen percent (15%), of the aggregate of Customer's remaining Monthly Commitments, or a pro rata portion thereof for any partial month, for each month remaining in the Service Term after termination. In addition to the above liability for early termination, Customer shall pay the termination liability for early termination of all tariffed discount plans in which the Customer has enrolled. Customer shall also pay termination charges associated with any applicable product subcommitments contained in this Agreement. Customer shall also repay any installation credits or payments received pursuant to Paragraph 8 herein.

18.     Nondisclosure.

                Customer shall not disclose to any third party during the Service Term, or during the three (3) year period thereafter, any of the terms and conditions set forth in this Agreement unless such disclosure is lawfully required by any federal governmental agency or is otherwise required to be disclosed by law or is necessary in any proceeding establishing rights and obligations under this Agreement. MCI reserves the right to terminate this Agreement immediately upon delivering written notice to Customer of any unpermitted third party disclosure hereunder.

19.     Notices.

                Notices to be given pursuant to this Agreement shall be in writing, delivered personally or by facsimile, telex, telegram, MCI Mail, professional courier or certified, registered or express mail, postage prepaid to the respective addresses set forth herein (or at such other addresses as shall be given in writing by either party to the other). All notices, requests, demands or communications shall be deemed effective upon the earlier of: (a) the date such notice has been received; or (b) the next calendar day if sent by facsimile, telex, telegram or MCI Mail; or (c) the third calendar day after delivery to a professional courier service; or (d) five (5) calendar days after deposit with the United States Postal Service if sent by certified or registered mail, return receipt requested.

        If to MCI:

                MCI Telecommunications Corporation
                205 North Michigan Avenue
                Suite 3200
                Chicago, Illinois  60601
                ATTN:    Legal Affairs Department
                FACSIMILE NUMBER: 312-819-6745

                                MCI CONFIDENTIAL

        If to Customer:
                Long Distance Direct, Inc.
                1 Blue Hill Plaza
                Pearl River, New York  10965
                ATTN: Steven Lampert, Chief Executive Officer
                FACSIMILE NUMBER: 914-620-1889

20.     Letter of Agency.

                Customer shall appoint MCI as its agent in the Letter of Agency attached hereto and incorporated herein as Attachment 1.

21.     Surcharge Exemption.

                When applicable, Customer shall certify that any special access lines used in connection with services under this Agreement terminate in a device not capable of interconnecting MCI's service with the local exchange network and thus are surcharge exempt from the special access surcharge.

22.     Tax Exemption.

                When applicable, Customer shall certify that it is exempt from federal, state, and/or local taxes.

23.     Predominant Carrier.

        (a) Customer agrees to use MCI as its carrier for at least eighty percent (80%) of Customer's needs for services as measured by revenue that are either MCI services or interexchange carrier services during the Service Term provided that this condition shall not: (i) require any termination of an existing contract not terminable by Customer; or (ii) prevent Customer from obtaining at any time service(s) not available from MCI at certain locations.

        (b) After the Effective Date of this Agreement, but not more than once semi-annually, MCI may request, and Customer shall promptly provide to MCI in writing or in a machine readable format as specified by MCI, Customer records, data and invoices pertaining to its total long distance telecommunications usage for the most recent six (6) month period preceding the request. MCI may review this information for the sole purpose of determining Customer's compliance with the predominant carrier provision herein, or as it may be amended by the parties.

        (c) In each monthly billing period of the Service Term in which Customer fails to satisfy the predominant carrier requirement set forth herein, Customer shall not be entitled

                                MCI CONFIDENTIAL
        to any of the postalized rates set forth in this Agreement and Customer's use of MCI service(s) shall be discounted that month solely pursuant to the applicable tariffed MCI discount rate, if any, associated with Customer's actual usage level for that monthly billing period.

24.     Governing Law.

                This Agreement, including all matters relating to the validity, construction, performance and enforcement thereof, shall be governed by the laws of the State of New York without giving reference to its principles of conflicts of law, except to the extent the Communications Act of 1934, as amended, and as interpreted and applied by judicial and regulatory authorities including the Federal Communications Commission, applies.

25.     Assignment.

                This Agreement shall be binding on Customer and its respective successors and assigns. Customer may not assign this Agreement, whether by operation of law or otherwise, without the prior written consent of MCI and any unpermitted attempted assigned shall be void. MCI may terminate this Agreement without liability on ten (10) business days written notice in the event that Customer undergoes a merger involving a change of control, or divests itself of all or a substantial portion of its telecommunications business or undergoes a change of fifty one percent (51%) or more of its ownership or management or leverage or sale occurs involving fifty one percent (51%) or more of Customer's assets or Customer's base.

26.     No Waiver.

                No waiver of any of the provisions of this Agreement shall be binding unless it is in writing and signed by both parties. The failure of either party to insist on the strict enforcement of any provision of this Agreement shall not constitute a waiver of any provision and all terms shall remain in full force and effect.

27.     Length of Offer; Entire Agreement; Amendments.

                This offer shall remain open and be capable of being accepted by Customer until MARCH 29, 1996. Any and all prior or contemporaneous offers, agreements, representations and understandings made to Customer, whether written or oral, shall be superseded by this offer. Exclusive of any tariff modifications initiated by MCI, once this Agreement has been executed, any amendments hereto must be made in writing and signed by both parties.

                                MCI CONFIDENTIAL

IN WITNESS WHEREOF, the parties hereto each acting with proper authority have executed this Agreement.

MCI TELECOMMUNICATIONS CORPORATION

By: /s/ Jon McGuire
    --------------------------
    Jon McGuire

        Vice President,
Title:  Business Markets
       -----------------------

Date: 3/26/96
      ------------------------

LONG DISTANCE DIRECT, INC.

By:
   ---------------------------
          (Signature)

Title: President
       -----------------------

Date: 3/14/96
      ------------------------


                                MCI CONFIDENTIAL

                                         EXHIBIT A

                                 CARRIER NETWORK SERVICES
                                   INTERNATIONAL RATES

                           PEAK                           OFF PEAK
COUNTRY         1ST 18 Sec.      Add'l 6 Sec.     1st 18 Sec.     Add'l 6 Sec.
-------         -----------      ------------     -----------     ------------
Antigua         0.3188           0.1063           0.2496          0.0832
Argentin        0.3024           0.1008           0.2440          0.0813
Austral         0.2018           0.0673           0.2018          0.0673
Austria         0.2739           0.0913           0.2133          0.0711
Bahamas         0.2189           0.0730           0.2189          0.0730
Bahrain         0.5288           0.1763           0.4003          0.1334
Banglad         0.7943           0.2648           0.5165          0.1722
Barbad          0.3013           0.1000           0.2362          0.0787
Belgium         0.3261           0.1087           0.3212          0.1071
Belize          0.4200           0.1400           0.3570          0.1190
Bermuda         0.2240           0.0747           0.1751          0.0584
Bolivia         0.4480           0.1493           0.3517          0.1172
Brazil          0.2831           0.0944           0.2570          0.0857
BrVirgIs        0.3615           0.1205           0.3069          0.1023
Caymanls        0.3518           0.1173           0.2752          0.0917
Chile           0.3539           0.1180           0.2710          0.0903
China           0.7366           0.2455           0.5542          0.1847
Colombia        0.3013           0.1004           0.2567          0.0856
Cos Rica        0.3611           0.1204           0.2906          0.0969
CzechRep        0.3970           0.1323           0.3212          0.1071
Denmark         0.3366           0.1122           0.2710          0.0903
Dom Rep         0.2894           0.0965           0.2320          0.0773
Ecuador         0.4000           0.1333           0.3248          0.1083
Egypt           0.4942           0.1647           0.3706          0.1235
El Salva        0.3461           0.1154           0.2792          0.0931
Finland         0.3558           0.1186           0.3490          0.1163
France          0.1637           0.0546           0.1637          0.0546
Germany         0.1827           0.0609           0.1827          0.0609
Greece          0.3866           0.1289           0.3278          0.1093
Grenada         0.3432           0.1144           0.2911          0.0970
Guam            0.5188           0.1729           0.4183          0.1394
Guatema         0.5091           0.1697           0.4429          0.1476
Haiti           0.3276           0.1092           0.2867          0.0956
Hondur          0.4213           0.1404           0.3339          0.1113
Hong Kg         0.1912           0.0637           0.1868          0.0623
Hungary         0.4266           0.1422           0.3339          0.1113
India           0.5832           0.1944           0.5417          0.1806
Indones         0.5933           0.1978           0.4664          0.1555
Ireland         0.3038           0.1013           0.3033          0.1011
Israel          0.3368           0.1123           0.2805          0.0935
Italy           0.2573           0.0858           0.2273          0.0758
Jamaica         0.3756           0.1252           0.2909          0.0970
Japan           0.1713           0.0571           0.1713          0.0571
Jordan          0.4687           0.1562           0.4687          0.1562
Korea           0.3046           0.1015           0.3046          0.1015
Kuwait          0.4467           0.1489           0.3767          0.1256

                                MCI CONFIDENTIAL

Lebanon         0.7338           0.2446           0.6310          0.2103
Luxembg         0.3734           0.1245           0.2906          0.0969
Malays          0.5675           0.1892           0.4507          0.1502
Nether          0.1865           0.0622           0.1865          0.0622
NetAnt          0.3224           0.1075           0.2739          0.0913
New Zea         0.5527           0.1842           0.5464          0.1821
Nicarag         0.4276           0.1425           0.3344          0.1115
Nigeria         0.3942           0.1314           0.3324          0.1108
Norway          0.3159           0.1053           0.3159          0.1053
Pakist          0.7460           0.2487           0.5712          0.1904
Panama          0.3696           0.1232           0.2967          0.0989
Parag           0.4798           0.1599           0.3768          0.1256
Peru            0.4061           0.1354           0.3584          0.1195
Philip          0.5099           0.1700           0.4414          0.1471
Poland          0.4082           0.1361           0.3502          0.1167
Portug          0.4168           0.1389           0.3295          0.1098
Russia          0.5533           0.1844           0.4681          0.1560
SaudiAr         0.4205           0.1402           0.3547          0.1182
Singa           0.4786           0.1595           0.4786          0.1595
So Afr          0.3593           0.1198           0.2830          0.0943
Spain           0.2625           0.0875           0.2217          0.0739
Sweden          0.2942           0.0981           0.2942          0.0981
Switzer         0.1990           0.0663           0.1940          0.0647
Taiwan          0.3046           0.1015           0.3046          0.1015
Thailnd         0.5675           0.1892           0.4509          0.1503
Turkey          0.3983           0.1328           0.3366          0.1122
Ukraine         0.7132           0.2377           0.6034          0.2011
UK              0.1294           0.0431           0.1294          0.0431
Uruguay         0.4305           0.1435           0.3377          0.1126
U.A.E.          0.4461           0.1487           0.4461          0.1487
Venez           0.2185           0.0728           0.1866          0.0622
Vietnam         0.7360           0.2453           0.6723          0.2241
Yemen           0.5191           0.1730           0.4390          0.1463
Zaire           0.5180           0.1727           0.3885          0.1295

                                MCI CONFIDENTIAL

                                    EXHIBIT B

                          MCI FEATURE CARD SERVICE AND
                     ASSOCIATED ENHANCED SERVICES DISCOUNTS

A.      MCI Feature Card Service Discounts.

                1) Customer shall receive a thirty seven percent (37%) discount on its usage of domestic interstate, domestic intrastate, and international MCI Feature Card Service (only accessed by dialing an MCI-provided 800 number other than (800) 950-1022 in accordance with Section C-A.05, Footnote 2, of the Tariff or any successor tariffed provision) as determined by Customer's MCI Feature Card Monthly Usage:

                2) The following interstate MCI Feature Card surcharges shall be charged on all direct dial MCI Feature Card calls.

                                                          Direct
        From                     To                       Dial
        ----                     --                       ----
        United States            U.S., Puerto Rico
        ("U.S.")                 and U.S. Virgin
                                 Islands                  $0.25

        Puerto Rico              U.S.                     $0.25

        U.S. Virgin              U.S.                     $0.25
        Islands

        U.S., Puerto Rico        Canada
        and U.S. Virgin
        Islands                                           $0.25

        U.S., Puerto Rico        International Locations
        and U.S. Virgin          Other than Canada        $1.25
        Islands

        Canada                   U.S., Puerto Rico and
                                 U.S. Virgin Islands      $1.00

        Canada                   International Locations  $1.25

                3) The above discounts shall apply only to Customer's usage charges for domestic interstate MCI Feature Card Service provided pursuant to the Tariff but not to charges for monthly recurring, MCI Feature Card surcharges, installation, taxes or surcharges applicable to MCI Service(s), Directory Assistance, and charges for local access/egress services or facilities associated with MCI Feature Card Service.

                                MCI CONFIDENTIAL

                4) The above discounts for MCI Feature Card Service are in lieu of any tariffed discounts including, without limitation, the discounts for MCI Feature Card Service available under MCI VIP, MCI VIP Plus, MCI MOD and MCI CAS Service.

                5) For MCI Feature Card Service (only accessed by dialing an MCI-provided 800 number other than (800) 950-1022), Customer shall pay MCI for the fulfillment costs associated with Customer's usage of MCI Feature Card Service plus pay MCI an administrative charge for handling fulfillment in an amount equal to fifteen percent (15%) of the fulfillment costs.

                6) For MCI Feature Card Service (only accessed by dialing an MCI-provided 800 number other than (800) 950-1022), MCI shall provide the fraud detection procedures set forth in Exhibit C, attached hereto and incorporated herein by reference. Customer shall be responsible for all fraud associated with its usage of MCI Feature Card Service, except as set forth in Exhibit C.

B.      Discounts on Associated Feature Services.

                1) Customer will be entitled to the following applicable incremental discounts on Customer's usage of Enhanced Services (MCI Messenger Service, *3 Flexible Routing for Voice Mail, Voice News Network, Speed Dialing and Conference Calling accessed by use of the MCI Feature Card) as determined by Customer's Enhanced Services Monthly Usage (as defined below):

                  Enhanced Services
                  Monthly Usage               Discount
                  -------------               --------
                $       0 - $  1,999               3%
                    2,000 -   49,999              12%
                   50,000 -  149,999              13%
                  150,000 -  249,999              14%
                  250,000 -  499,999              15%
                  500,000 -  749,999              16%
                  750,000 +                       17%

        The above discounts shall apply only to Customer's usage of Enhanced Services provided pursuant to MCI's standard terms and conditions for such services, but not to charges for installation, taxes or surcharges, and charges for local access/egress services or facilities associated with Enhanced Services.

                2) Enhanced Services Monthly Usage shall mean Customer's monthly combined recurring and usage charges for Enhanced Services at standard pricing but not including taxes (and gross receipts taxes), surcharges, and any charges for MCI Tariff or state tariff services.

                                MCI CONFIDENTIAL

                                 EXHIBIT C

                MCI CONNECTION CARD FRAUD DETECTION PROCEDURES

All calling card calls will be validated by MCI to permit only those calls authorized or facilitated by Long Distance Direct, Inc. or legitimate card holders. MCI will, at the direction of Customer, preclude all calls utilizing expired or terminated calling card numbers compared against an authorized list provided by Customer and will be responsible for all fraudulent use, unauthorized use, misuse, or abuse of calling cards occurring after MCI receives actual notice of the expiration or termination of a calling card or receives specifically detailed written notification concerning any card which has been lost, stolen, compromised or which Customer has reason to believe is or may be used fraudulently. MCI will deactivate a calling card within four (4) hours of receipt by MCI's Consumer Markets Fraud Detection of a request by Customer.

In addition, all calling card calls will be monitored by MCI for fraudulent use, unauthorized use, misuse or abuse on a twenty four (24) hour a day, seven (7) days a week basis. MCI shall establish fraud prevention, detection and minimization procedures so that fraudulent use arising from lost or stolen calling cards and potential disruption to authorized card holders will be minimized.

MCI will not hold the Customer responsible for "service fraud" associated with the unauthorized use of an MCI calling card. "Service fraud" can best be described as unauthorized use of an MCI calling card following the involuntary theft or loss of a card which was not intentionally facilitated or impliedly authorized by Customer or an authorized user. "Service fraud" often follows the theft of a wallet, purse or briefcase, or sometimes is the result of "shoulder surfing" (thieves observing/recording authorization codes) which occurs at payphones located in airports, bus terminals, train stations and the like. MCI shall not be responsible for losses caused by fraudulent information submitted by a card holder in subscribing for calling card services or for usage which was intentionally facilitated or impliedly authorized by an authorized user.

In the event that MCI is unable to contact Customer of suspected abuse of the calling card, in order to minimize potential abuse, MCI will deactivate any calling card which has exceeded established fraud detection parameters or which MCI has reason to believe is or may be used fraudulently.

                                MCI CONFIDENTIAL

                                    EXHIBIT D

                             USE OF NAME GUIDELINES

MCI has developed the following guidelines to aid MCI Carrier Network Services customers in determining the proper use of MCI's name, logo, trademarks and service marks and the proper characterization of the MCI/Reseller relationship.

Resellers are not authorized to use MCI's name, its trademarks, servicemarks or logo in any manner including use in advertising, promotional materials, stationery, business cards, billing and signage. For example, Resellers MAY NOT make in words or in substance the following statements:

        "Network services provided by MCI"
        "Authorized/Endorsed/Sponsored/Approved by MCI"
        "Authorized Provider of MCI Services"
        "Affiliate, or partner, or co-marketer with MCI"

If resellers wish to make any reference to MCI, they may ONLY make the following declarative statement:

        "Reseller's services utilize the MCI network"

However, the following conditions apply to this statement:

        - This statement may not be used in ANY manner that is likely to create confusion or to give the impression that MCI sponsors, endorses, or is in any way affiliated with the Reseller;

        - This statement may only be used as a declarative statement in any printed or oral communication and may not be used as a headline or in any advertising slogan or banner. In order to use this statement, the Reseller's company name must appear or be verbalized prominently in the written or oral communication;

        - The statement may only appear once in each written promotional or advertising piece. The MCI name may not be used in the same type style that MCI uses and must not otherwise resemble the MCI name and/or logo;

        - In any event, whenever the statement above is used, the type size for this verbiage as it appears in any printed material may not exceed 1/8 of one (1) inch and cannot be larger, bolder, or a different color or type style than the adjacent text.

                                MCI CONFIDENTIAL

In summary, this policy means no Reseller may state explicitly or implicitly that it:

        - Is an authorized agent, reseller, partner or co-marketer with MCI; or

        - Provides MCI services; or

        - Is affiliated with, authorized, sponsored by, or endorsed by MCI; or

        - Has a special relationship with MCI.

MCI is aggressive about protecting its trademark, service mark and corporate name. In the past, we have not hesitated to bring appropriate legal action to protect our rights and we shall continue to be vigilant to ensure that these guidelines are followed.

                                MCI CONFIDENTIAL

                                    EXHIBIT E

                                      RELI

Customer and MCI will work together to implement Reseller Enhanced LEC Interface Service ("RELI") that facilitates Customer's PIC changes at the appropriate LEC in accordance with the respective responsibilities outlined in this Exhibit. Customer understands and agrees that MCI will establish a reasonable implementation schedule based on MCI's receipt and processing of all required paperwork and the number of other pending RELI installs. Therefore, immediate implementation of RELI may not be available and Customer will be advised of MCI's expected implementation schedule. MCI shall provide RELI only for ANI's on MCI Carrier Network Services.

PRICING

1. Customer shall pay MCI an initial non-recurring charge of Two Thousand Dollars ($2,000) and a monthly recurring charge based on Customer's monthly usage of MCI Carrier Network Services, determined as follows:

        Monthly Usage of MCI             Monthly
        Carrier Network Services         Recurring Charge
        ------------------------         ----------------
        $      0 - $100,000              $  300
        $100,001 - $200,000              $  575
        $200,001 - $300,000              $  825
        $300,001 - $400,000              $1,075
        $400,001 - $500,000              $1,300
        $500,001 +                       $1,500

        The above charges are only for ANI's provisioned on MCI's CNS platform via RELI. These charges are exclusive of any applicable charges for LEC services.

2. The charges set forth in Paragraph 1 above are for RELI via Network Data Mover transmission to one or more of the following Bell Operating Companies ("BOC's") or major independent telephone companies ("ITC's") (hereinafter BOC's and ITC's shall be called "LECS") . For MCI provided RELI to these LECs, Network Data Mover transmission must be used:

        Bell South          SouthWestern Bell           PacBell
        Nynex               Bell Atlantic               US West
        Ameritech           GTE                         Cincinnati Bell
        SNET                Sprint/United               RTC
        AllTel              Nevada Bell

        Customer understands and agrees that it will be fully responsible for any set-up fees associated with its receipt of service hereunder that are charged by the companies listed in Paragraph 2.

                                MCI CONFIDENTIAL

3. For those LEC's not listed in Paragraph 2, RELI service may not be available.

4. Customer will provide at its expense its own internal hardware and software needed for MCI RELI.

5. Customer understands that the pricing set forth above applies solely to ANI loading to CICs which are routed to MCI and includes retransmission of ANIs rejected by a LEC. The above pricing does not apply to non-MCI CNS ANIs.

CUSTOMER RESPONSIBILITIES

- Customer will be responsible for providing MCI with all necessary end user information to process all PIC install/change requests. This information includes, but is not limited to:

        -       End User Name
        -       End User Address
        -       End User Working Telephone Number (WTN)
        -       End User Billing Telephone Number (BTN)
        -       Service Request (i.e., 1+, 800 etc.)

- Customer will handle rejects from the front-end edits made by MCI prior to the order being sent to the LEC or SMS.

- Customer will work with MCI to outline all technical interfaces between Customer and MCI. Customer will provide a detailed overview of its Systems and processes to MCI.

- Customer will be responsible for reconciliation of ANIs in its database against ANI information provided by MCI to Customer.

- Customer will be responsible for resolving all records rejected by the LECs and for informing MCI of the resolution.

- Customer will be responsible for payment of all charges imposed by the LECs for processing records, including but not limited to all PIC fees and account maintenance charges.

- Customer will provide MCI with quarterly forecasts of its CNS outbound and inbound minutes of use. Such statistical information will be detailed at the NPA or serving area level.

- Customer will obtain, complete and deliver all documentation required to establish communications with each LEC.

- Customer will provide MCI with a complete and prioritized list specifying the LECs with which Customer wants MCI to establish service hereunder .

                                MCI CONFIDENTIAL

- Customer will be responsible for updating, storing and maintaining its files after they have been received from MCI via "CarrierBase", the front-end Guided User Interface used by MCI Carrier Order Entry Hub to process orders.

- If Customer experiences problems with data received hereunder, Customer is responsible for contacting the Carrier Order Entry Hub to initiate re-delivery of the data.

- After the RELI is tested and implemented for the Customer to a particular LEC, Customer will utilize RELI for all PIC requests relating to MCI CNS ANIs.

- Once Customer starts using RELI for a particular LEC, Customer can only submit PIC requests via RELI to that LEC. The LEC's only allow one medium and source of transmission for PIC provisioning. Therefore customers that perform PIC provisioning for ANI's on their facilities-based network can not use RELI for CNS PIC provisioning with the same LEC.

MCI RESPONSIBILITIES

- MCI will be responsible for implementing and managing the LEC interface process, other than Customer's internal costs incurred in performing its responsibilities in connection with this process.

-       Order Entry processing will occur in MCI's Carrier Order Entry
        Hub in Atlanta.

- MCI's Carrier Order Entry Hub will notify Customer of any MCI, Third Party Vendor, or LEC system impairments or limitations. MCI and Third Party Vendor system impairments or limitations will be communicated to Customer within forty-eight (48) hours of the occurrence. LEC system impairments or limitations will be communicated within forty-eight (48) hours of receipt of MCI notification. Customer understands and agrees that MCI has no liability for delayed network data mover transmissions resulting from any MCI, Third Party Vendor or LEC system impairments or limitations.

- MCI will provide Customer the following reports via electronic media:

                Report                   Time Interval
                ------                   -------------

                Pending BOC Action       Weekly
                Aged Reject Report       Weekly

                                MCI CONFIDENTIAL

- MCI CarrierBase will maintain copies of LEC interaction services files for up to five (5) business days after they are sent to Customer. All such files will be purged by MCI after five (5) business days. MCI will respond to any requests for file retransmission received within such (5) business day period within forty eight (48) hours of MCI's receipt of the request.

LIMITATION OF LIABILITY

        MCI's total liability to Customer arising from its provisioning of RELI under this Exhibit E shall be limited to the lesser of (a) Customer's proven direct damages or (b) the total amount paid by Customer to MCI for RELI during the one (1) month period prior to the event giving rise to the cause of action. The foregoing limitation applies to all causes of actions and claims, including without limitation breach of contract, breach of warranty, negligence, strict liability, misrepresentation and other torts. Further, no cause of action which arose more than one (1) year prior to the institution of a legal proceeding alleging such cause of action may be asserted by either party against the other.

                                MCI CONFIDENTIAL

                                  ATTACHMENT 1

                                LETTER OF AGENCY

ATTENTION:      Concerned Local Operating Companies, AT&T and other
                Common Carriers and All Equipment Vendors

The undersigned appoints MCI Telecommunications Corporation or any of its affiliated companies ("MCI") as agent for the purpose of ordering, in connection with MCI's provision of service to the undersigned, changes in and/or maintenance on specific telecommunications service that you provide to the undersigned including, without limitation, removing, adding to or rearranging such telecommunications service.

You are hereby released from any and all liability for making pertinent information available to MCI and for following MCI's instructions with respect to any changes to or maintenance on the undersigned's telecommunications service. You may deal directly with MCI on all matters pertaining to telecommunications service and should follow instructions with respect thereto. This authorization will remain in effect until modified or rescinded in writing by the undersigned.

Signed this 13 day of March, 1996.

BY:
/s/
----------------------------------
Authorized Customer Signature

President
----------------------------------
Title

Long Distance Direct. Inc.
----------------------------------
Company Name

                                MCI CONFIDENTIAL

                                  ATTACHMENT 2

                          MCI CARRIER OPERATOR SERVICES

Customer is interested in buying MCI Carrier Operator Services for resale and MCI is interested in providing such services to Customer. In order to accomplish those purposes the parties hereby agree as follows:

1.      Operator Services.

        (a) "Operator Service Calls" mean long distance calls dialed with the 0+, 01+ or 00- dialing pattern (and excluding calls dialed with the 950-XXXX and 800 dialing patterns):

        (b) Customer shall not use any service mark or trademark of MCI or refer to MCI in connection with any service provided hereunder without the prior written approval of MCI.

        (c) Call Originating Identification Information. MCI must receive electronic call origination identification ANI information for each call carried hereunder. If the Originating Site uses Feature Group D local access service, the required call origination identification information is automatically supplied by the local exchange company. If the Originating Site uses a type of local access service other than Feature Group D local access service, the Originating Site shall cause electronic call origination identification information (in a form acceptable to MCI) to be supplied to MCI at the initiation of each call.

        (d) Emergency Calls.

            (1) Each Originating Site shall configure its system so that 911 emergency calls, where available, and similar emergency calls, will be automatically routed to the appropriate party or clearing house without the intervention of MCI. Emergency calls which do reach a MCI operator shall be handled in accordance with MCI standard operating procedures.

            (2) If Customer or MCI provides an emergency number database, Customer agrees to indemnify and hold MCI harmless from any and all claims, damages, fines, penalties and any other liabilities (including attorney fees) arising out of the inaccuracy of any information or the inadequacy of any procedure or personnel.

        (e) Private Payphones.

            (1) Private payphone lines must be classed as "07" COCOT.

                                MCI CONFIDENTIAL

            (2) All payphones must have Billed Number Screening ("BNS"), if available. If BNS is not available, the Customer will be responsible for calls billed to any lines without BNS.

            (3) Unless otherwise permitted by law, all 0- calls must be passed to the Local Exchange Carrier ("LEC").

            (4) Payphones must not block 950-XXXX or 1-800-XXX-XXXX calls.

            (5) All payphones must have "011" blocking at the central office, if available. If international blocking is not available, or if Customer chooses not to block "011" calls, then Customer assumes responsibility for any international fraud.

            (6) For Premises Telephones located in condominiums, Customer shall be liable for all charges attributable to the failure of Customer to secure screening which prevents 1+ 10XXX domestic and international dialing and which indicates to operators that the telephone is restricted to prohibit billing to the original ANI.

            (7) Customer shall be responsible for any fraud resulting from its purchase and use of MCI Carrier Operator Services.

        (f) Compliance. Customer will comply with applicable federal, state and local laws and regulations, including without limitation, laws and regulations relating to operator service during the term of this Agreement.

        (g) Authority.

            (1) Customer warrants that it is authorized to select the operator services carrier for the telephones served by Customer pursuant to this Agreement. Customer agrees that if any other party makes any claims against MCI for commissions from such telephones, Customer will be responsible for any such claim. Customer shall indemnify MCI and hold MCI harmless from any loss, cost or expense resulting from such claim and will pay MCI's reasonable attorney's fees resulting from any such claim.

            (2) If Customer is an agent of the premises owner or telephone owner for the Premises Telephones, Customer shall obtain the written agreement of each premises owner and telephone owner for each Premises Telephone authorizing Customer to select the operator service carrier for the Premises Telephones and Customer will submit a copy of such authorization to MCI upon request.

                                MCI CONFIDENTIAL

            MCI may take steps to confirm compliance with this provision, including, without limitation, contacting premises owners and telephone owners whose telephones are submitted by Customer.

        (h) Liability.

            Except in cases involving proved willful or wanton misconduct, MCI's liability to Customer is limited to its obligation to provide service as described herein. MCI SHALL NOT BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE LOSS OR DAMAGE OF ANY KIND, INCLUDING LOST PROFITS (WHETHER OR NOT MCI WAS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE), BY REASON OF ANY ACT OR OMISSION IN ITS PERFORMANCE UNDER THIS AGREEMENT. Customer shall indemnify and hold MCI harmless against any and all claims, losses, liabilities, damages, costs or expenses arising out of or related to this Agreement and shall pay MCI's reasonable attorney's fees resulting from any such claim.

2. Rates. The rates in the following schedule shall be charged on Customer's usage of MCI Carrier Operator Services. The automated rate will be charged from the time a call reaches a node until the call is terminated. The live rate will be charged in addition to automated rates for the portion of each call that is handled by a live operator.

                                 Automated         Live
        Monthly Attempts         Rate/Sec.        Rate/Sec.
        ----------------         ---------        ---------
                0 -    50,000    $0.00059         $0.01291
           50,001 -   100,000    $0.00058         $0.01272
          100,001 -   200,000    $0.00056         $0.01253
          200,001 -   500,000    $0.00054         $0.01234
          500,001 - 1,000,000    $0.00053         $0.01215
        1,000,001 - 1,500,000    $0.00051         $0.01196
        1,500,000 +              $0.00049         $0.01177

        For calls terminated by MCI, Customer shall pay MCI an additional charge for call termination rated at Customer's domestic interstate non-dedicated outbound rate specified in Paragraph 4(a) of the Agreement based on an eighteen (18) second minimum and rounded to six (6) second increments.

3. Rate Quotes. If Customer has provided the appropriate rate information, MCI will provide real-time rate quotes to callers. However, Customer shall indemnify MCI and hold MCI harmless from any and all claims, damages, fines, penalties or other liabilities (including attorney fees) arising from the inaccuracy of any information or the inadequacy of any procedures or personnel.

                                MCI CONFIDENTIAL

4. Customer Service. Customer agrees that all customer service calls (i.e., billing disputes, troubles, general inquiries) shall be routed to Customer's customer service via a Customer-provided 800 number.

5. Language Assistance. Customer agrees that if, on a monthly basis, calls utilizing MCI Carrier Operator Services language assistance exceed thirty percent (30%), Customer shall pay two times the Tariff rate for all calls exceeding thirty percent (30%).

6. Brand. Customer agrees that it will resell MCI Carrier Operator Services in its own name only.

7. Service Delivery. Customer agrees that it will receive and deliver all MCI Carrier Operator Services calls from/to one of the three (3) MCI automated nodes via an MCI TDS-1.5 or TDS-45 circuit.

8. Billing. Customer agrees to be responsible for all end-user billing for operator services and further agrees that if MCI provides rating and/or recording services for billing, Customer shall indemnify and hold MCI harmless from any and all claims, damages, fines, penalties or other liabilities (including attorney fees) arising from the inaccuracy of any information or the inadequacy of any procedures or personnel.

9. Forecasting. Customer agrees to provide a written monthly forecast for automated and live MCI Carrier Operator Services to be received by MCI no later than ten (10) days prior to the beginning of each month.

10. Force Majeure. If because of force majeure, MCI is unable wholly or in part to carry out any of its obligations under this Agreement, such obligations shall be suspended for the duration of the event of force majeure. During the continuance of such force majeure, MCI shall incur no liability by reason of its failure to perform the obligation so suspended, provided, however, that the disabling effect of such force majeure shall be eliminated as soon as and to the extent reasonably possible. The term "force majeure" as used herein shall include switch, radio or cable failure, cable cut, acts of God, riots, insurrection, war, labor dispute, fire, flood, explosion, orders or acts of military or civil authority, and any other cause beyond MCI's reasonable control.

11. Complete Agreement. This is the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, concerning the subject matter. This Agreement cannot be amended, or assigned by Customer, except by a written agreement signed by both parties.

                                MCI CONFIDENTIAL
                                       47